Filed Pursuant to Rule 424(b)(2)
Registration No. 333-248209

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)(2)
2.800% Senior Notes due 2031	$300,000,000	$32,730

(1)	The filing fee of $32,730 is calculated in accordance with Rule 457(o) and 457(r) of the Securities Act of 1933, as amended.
(2)

This “Calculation of Registration Fee” table shall be deemed to update the “Calculation of Registration Fee” table in the Company’s Registration Statement on Form S-3 (File No. 333-248209) in accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended.

Prospectus    Supplement

(to Prospectus dated August 20, 2020)

$300,000,000

2.800% Senior Notes due 2031

We are offering $300,000,000 aggregate principal amount of 2.800% Senior Notes due 2031 (the “notes”). We will pay interest on the notes semi-annually in arrears on March 1 and September 1 of each year, beginning on September 1, 2021. The notes will mature on March 1, 2031.

We may redeem some or all of the notes at any time at the redemption price described in this prospectus supplement under the heading “Description of the Notes—Optional Redemption.” If a change of control triggering event as described in this prospectus supplement under the heading “Description of the Notes—Change of Control Offer” occurs, we may be required to offer to purchase the notes from the holders.

The notes will be our general unsecured senior obligations and will rank equally with all of our other senior unsecured and unsubordinated indebtedness from time to time outstanding.

We do not intend to apply for listing of the notes on any securities exchange or for inclusion of the notes in any automated dealer quotation system. Currently, there is no public market for the notes.

Investing in the notes involves significant risk. You should carefully consider the risks described in the “Risk Factors” section of this prospectus supplement beginning on page S-13 and similar sections in our filings with the Securities and Exchange Commission that are incorporated or deemed to be incorporated by reference herein before investing in any of the notes offered hereby.

	Per Note	Total
Public offering price	99.939%	$299,817,000
Underwriting discount	0.650%	$1,950,000
Proceeds to Kennametal Inc., before expenses (1)	99.289%	$297,867,000

(1)    Plus accrued interest, if any, from February 23, 2021, if settlement occurs after that date.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the notes only in book-entry form through the facilities of The Depository Trust Company for the accounts of its participants, including Euroclear Bank S.A./N.V., as operator of the Euroclear System, and Clearstream Banking, S.A., on or about February 23, 2021.

Active Joint Book-Running Managers

BofA Securities	J.P. Morgan

Passive Joint Book-Running Manager

PNC Capital Markets LLC

Senior Managers

Citizens Capital Markets	Mizuho Securities	MUFG

Co-Managers

ING	HSBC	COMMERZBANK	US Bancorp

February 8, 2021.

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement supplements the accompanying prospectus. The accompanying prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf registration process, we may offer from time to time common stock, senior or subordinated debt securities, preferred stock, warrants, purchase contracts, units or depositary shares. The accompanying prospectus provides you with a general description of these securities, and this prospectus supplement contains specific information about the terms of this offering of notes. Both this prospectus supplement and the accompanying prospectus include important information about us, our securities and other information you should know before investing.

This prospectus supplement, or the information incorporated by reference, may add, update or change information in the accompanying prospectus. If information in this prospectus supplement, or the information incorporated by reference, is inconsistent with the accompanying prospectus, this prospectus supplement, or the information incorporated by reference, will apply and will supersede that information in the accompanying prospectus.

It is important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus in making your investment decision. You should also read and consider the information in the documents we have referred you to under “Where You Can Find More Information” in this prospectus supplement.

When used in this prospectus supplement, unless otherwise mentioned or unless the context requires otherwise (including when describing the terms of the notes), the terms “we,” “our,” “us,” the “Company,” and “Kennametal” refer to Kennametal Inc. and its subsidiaries. Unless otherwise specified, any reference to a “year” is to a fiscal year ended June 30.

Neither we nor the underwriters have authorized any other person to provide you with different or additional information other than that contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus and in any free writing prospectus filed by the Company with the SEC. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may provide. This prospectus supplement and the accompanying prospectus may only be used where it is legal to sell these securities. The information in this prospectus supplement, the accompanying prospectus and any related free writing prospectus, and the documents incorporated and deemed to be incorporated by reference herein and therein, are accurate only as of the respective dates of those documents. Our business, financial condition, results of operations and/or prospects may have changed since those dates.

WHERE YOU CAN FIND MORE INFORMATION

Available Information

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Kennametal’s SEC filings are available at the website maintained by the SEC at www.sec.gov or on Kennametal’s website at www.kennametal.com. We have included our website address as an inactive textual reference only. Information on, or accessible through, our website is not incorporated by reference into this prospectus supplement or the accompanying prospectus.

Documents Incorporated by Reference

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement and the accompanying prospectus, and information that we file later with the SEC and which is incorporated by reference will automatically update and supersede this information. We incorporate by reference the documents listed below, except to the extent information in those documents differs from information contained in this prospectus, and all filings made on or after the date of this prospectus supplement and prior to completion of this offering pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including exhibits (however, unless specifically indicated, we do not incorporate by reference, whether listed below or filed in the future, current reports furnished under Item 2.02 or Item 7.01 of Form 8-K or related exhibits furnished pursuant to Item 9.01 of Form 8-K).

•	Kennametal’s Annual Report on Form 10-K for the year ended June 30, 2020 filed with the SEC on August 20, 2020;

•	Kennametal’s 2020 Definitive Proxy Statement on Schedule 14A filed with the SEC on September 15, 2020;

•	Kennametal’s Quarterly Reports on Form 10-Q filed with the SEC on November 3, 2020 and February 3, 2021; and

•	Kennametal’s Current Reports on Form 8-K filed with the SEC on August 28, 2020, September 14, 2020, September 16, 2020, October 5, 2020, and November 2, 2020 (solely with respect to Item 5.07).

We will provide to each person to whom a copy of this prospectus supplement is delivered upon the written or oral request of such person, without charge, a copy of any or all of the documents that are incorporated herein by reference. Requests should be directed to: Kennametal Inc. World Headquarters, 525 William Penn Place Suite 3300, Pittsburgh, Pennsylvania 15219, Attention: General Counsel, (412) 248-8000.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus (including the documents incorporated by reference herein and therein) contain certain “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are statements that do not relate strictly to historical or current facts. You can identify forward-looking statements by words such as “should,” “anticipate,” “estimate,” “approximate,” “expect,” “may,” “will,” “project,” “intend,” “plan,” “believe” and other words of similar meaning and expression in connection with any discussion of future operating or financial performance or events.

Forward-looking statements may also include, among other things, our strategy, goals, plans and projections regarding our financial position, liquidity and capital resources, results of operations, market position and product development. These statements are based on current estimates that involve inherent risks and uncertainties. Should one or more of these risks or uncertainties materialize, or should the assumptions underlying the forward-looking statements prove incorrect, our actual results could vary materially from our current expectations. There are a number of factors that could cause our actual results to differ from those indicated in the forward-looking statements. They include:

•	the duration of the COVID-19 pandemic and its impact on our business operations, financial results and financial position and on the industries in which we operate and the global economy generally;

•	other downturns in the business cycle or the economy;

•	our ability to achieve anticipated benefits from our restructuring, simplification and modernization initiatives;

•

risks related to our foreign operations and international markets, such as fluctuations in currency exchange rates, different regulatory environments, trade barriers, exchange controls, and social and political instability;

•	changes in the regulatory environment in which we operate, including environmental, health and safety regulations;

•	potential for future goodwill and other intangible asset impairment charges;

•	our ability to protect and defend our intellectual property;

•	continuity and security of information technology infrastructure;

•	competition;

•	our ability to retain our management and employees;

•	demands on management resources;

•	availability and cost of the raw materials we use to manufacture our products;

•	product liability claims;

•	integrating acquisitions and achieving the expected savings and synergies;

•	global or regional catastrophic events;

•	demand for and market acceptance of our products;

•	business divestitures;

•	labor relations; and

•	implementation of environmental remediation matters.

We provide additional information about many of the specific risks we face in the “Risk Factors” section in this prospectus supplement and the accompanying prospectus and of our Annual Report on Form 10-K and in other periodic reports we file from time to time with the SEC. We can give no assurance that any goal or plan set forth in our forward-looking statements will be achieved and readers are cautioned not to place undue reliance on such statements, which speak only as of the date made. Except as required by law, we do not intend to release publicly any revisions to forward-looking statements as a result of future events or developments.

SUMMARY

The following information summarizes, and should be read in conjunction with, the information contained in this prospectus supplement and in the accompanying prospectus, and the documents incorporated herein and therein by reference. This summary is not complete and does not contain all of the information that you should consider before investing in the notes. Unless otherwise specified, any reference to a “year” is to a fiscal year ended June 30.

Company Overview

Kennametal Inc. was founded based on a tungsten carbide technology breakthrough in 1938. The Company was incorporated in Pennsylvania in 1943 as a manufacturer of tungsten carbide metal cutting tooling and was listed on the New York Stock Exchange (NYSE) in 1967. With more than 80 years of materials expertise, the Company is a global industrial technology leader, helping customers across the aerospace, earthworks, energy, general engineering and transportation industries manufacture with precision and efficiency. This expertise includes the development and application of tungsten carbides, ceramics, super-hard materials and solutions used in metal cutting and extreme wear applications to keep customers up and running longer against conditions such as corrosion and high temperatures.

Our standard and custom product offerings span metal cutting and wear applications including turning, milling, hole making, tooling systems and services, as well as specialized wear components and metallurgical powders. End users of our metal cutting products include manufacturers engaged in a diverse array of industries including: the manufacturers of transportation vehicles and components, machine tools and light and heavy machinery; airframe and aerospace components; and energy-related components for the oil and gas industry, as well as power generation. Our wear and metallurgical powders are used by producers and suppliers in equipment-intensive operations such as road construction, mining, quarrying, oil and gas exploration, refining, production and supply.

Effective July 1, 2020, as a result of a change in commercial strategy, organizational structure, and the way performance is assessed and resources are allocated, the Industrial and Widia businesses were combined to form one Metal Cutting business. The Infrastructure business remained unchanged. Therefore, we currently operate in two reportable segments consisting of Metal Cutting and Infrastructure.

Metal Cutting Segment

The Metal Cutting segment develops and manufactures high performance tooling and metal cutting products and services and offers an assortment of standard and custom metal cutting solutions to diverse end markets, including aerospace, general engineering, energy and transportation. The products include milling, hole making, turning, threading and toolmaking systems used in the manufacture of airframes, aero engines, trucks and automobiles, ships and various types of industrial equipment. We leverage advanced manufacturing capabilities in combination with varying levels of customization to solve our customers’ toughest challenges and deliver improved productivity for a wide range of applications. Metal Cutting markets its products under the Kennametal®, WIDIA®, WIDIA Hanita® and WIDIA GTD® brands through its direct sales force, a network of independent and national distributors, integrated supplier channels and via the Internet. Application engineers and technicians are critical to the sales process and directly assist our customers with specified product design, selection, application and support.

Infrastructure Segment

Our Infrastructure segment produces engineered tungsten carbide and ceramic components, earth-cutting tools, and advanced metallurgical powders, primarily for the energy, earthworks and general engineering end markets. These wear-resistant products include compacts, nozzles, frac seats and custom components used in oil and gas and petrochemical industries; rod blanks and abrasive water jet nozzles for general industries; earth cutting tools and systems used in underground mining, trenching and foundation drilling and road milling; tungsten carbide powders for the oil and gas, aerospace and process industries; and ceramics used by the packaging industry for metallization of films and papers. We combine deep metallurgical and engineering expertise with advanced manufacturing capabilities to deliver solutions that drive improved productivity for our customers. Infrastructure markets its products primarily under the Kennametal® brand and sells through a direct sales force as well as through distributors.

Our principal executive offices are located at World Headquarters, 525 William Penn Place Suite 3300, Pittsburgh, Pennsylvania 15219, and our telephone number is (412) 248-8000. Our website is www.kennametal.com. The information on our website is not part of this prospectus supplement or the accompanying prospectus.

The Offering

The brief summary below describes the principal terms of the notes. Some of the terms and conditions described below are subject to important limitations and exceptions. The “Description of the Notes” section of this prospectus supplement contains a more detailed description of the terms and conditions of the notes.

Securities Offered	2.800% Senior Notes due March 1, 2031

Issuer	Kennametal Inc.

Aggregate Principal Amount	$300,000,000

Maturity Date	March 1, 2031

Issue Date	February 23, 2021

Issue Price	99.939% plus accrued interest, if any, from and including February 23, 2021

Interest Rate	2.800% annually

Interest Payment Dates	Each March 1 and September 1, commencing September 1, 2021

Form	Fully-registered global notes in book-entry form

Denominations	$2,000 and integral multiples of $1,000 in excess thereof

Use of Proceeds	We estimate the net proceeds from this offering of notes to be $296,933,630 after deducting underwriting discounts and our estimated expenses relating to the offering. We intend to use the net proceeds from the sale of the notes, plus cash on hand, for the repayment or redemption of our outstanding 3.875% Senior Notes due 2022, and for general corporate purposes. Pending our use of the net proceeds from this offering as described above, we may use the net proceeds to reduce any outstanding indebtedness, or invest the net proceeds in short-term investments. See “Use of Proceeds.”

Ranking	The notes are senior unsecured indebtedness and will rank equally with all our existing and future senior unsecured and unsubordinated indebtedness. A substantial portion of our business is conducted through subsidiaries, and the notes will be effectively subordinated to all liabilities (including trade payables and guarantees) of our subsidiaries, including guarantees of existing and future bank credit facilities by certain of our domestic subsidiaries. As of December 31, 2020, our subsidiaries had approximately $3.2 million of indebtedness, and had no secured indebtedness. As of December 31, 2020, we had $24.5 million of borrowings outstanding and $675.5 million of additional borrowing capacity under our existing Credit Agreement (as defined herein).

Optional Redemption	We may redeem the notes at our option at any time in whole or from time to time in part. If we redeem the notes before the date that is three months prior to the maturity of the notes (such date, the “Par Call Date”), the redemption price will be the greater of:

•	100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest on the principal amount being redeemed to the date of redemption; and

•

as determined by the Independent Investment Banker, the sum of the present values of the remaining scheduled payments of principal and interest in respect of the notes to be redeemed from the redemption date to the Par Call Date (not including any interest accrued as of the date of redemption) from the date of redemption through the Par Call Date of the notes being redeemed, in each case discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined in this prospectus supplement) plus 25 basis points, plus accrued and unpaid interest on the principal amount being redeemed to the date of redemption.

If we redeem the notes on or after the Par Call Date, the redemption price will be 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest on the principal amount being redeemed to the date of redemption.

Change of Control Offer	If a Change of Control Triggering Event occurs, we will be required to make an offer to purchase the notes. See “Description of the Notes—Change of Control Offer.”

Covenants	The indenture governing the notes will contain covenants that, among other things, limit our ability and the ability of our Restricted Subsidiaries (as defined in the indenture) to:

•	create or incur certain liens; or

•	enter into certain sale and leaseback transactions.

These covenants are subject to a number of important limitations and exceptions. See “Description of the Notes—Covenants.”

Governing Law	New York

Trustee	U.S. Bank National Association

Risk Factors

Investing in the notes involves significant risk. Before making a decision to invest in the notes, you should consider carefully all of the information set forth in this prospectus supplement and the accompanying prospectus and, in particular, you should evaluate the risk factors set forth under the heading “Risk Factors” beginning on page S-13 of this prospectus supplement and those set forth in our most recent Annual Report on Form 10-K and in our other periodic filings with the Securities and Exchange Commission, which are incorporated by reference in this prospectus supplement and the accompanying prospectus and may be obtained as described under “Where You Can Find More Information.”

Summary Consolidated Financial Data

The summary consolidated financial data set forth below was taken from Item 6 of our Annual Report on Form 10-K for the year ended June 30, 2020 and our Quarterly Report on Form 10-Q for the period ended December 31, 2020, each of which is incorporated by reference herein, as well as our from our Form 10-Q for the period ended December 31, 2019 and our Form 10-K for the year ended June 30, 2019, each of which is not incorporated by reference herein.

	Twelve Months Ended June 30,			Six Months Ended December 31,
($ in thousands)	2020	2019	2018	2020	2019
OPERATING RESULTS
Sales	$1,885,305	$2,375,234	$2,367,853	$840,812	$1,023,168
Cost of goods sold	1,355,834	1,543,738	1,547,734	614,210	752,170
Operating expense	388,436	474,151	503,252	191,097	221,739
Restructuring and asset impairment charges(1)	98,455	14,084	11,907	26,967	66,995
Loss on divestiture	6,517	—	—	—	6,517
Interest expense	35,154	32,994	30,081	18,896	15,936
Provision for income taxes	7,007	63,359	69,981	(8,554)	(41,487)
Net income (loss) attributable to Kennametal	(5,661)	241,925	200,180	(2,287)	528

FINANCIAL POSITION
Working capital	$542,732	$729,101	$659,635	$546,045	$626,801
Total assets	3,037,591	2,656,269	2,925,737	2,614,826	2,623,033
Long-term debt, including capital leases, excluding current maturities	594,083	592,474	591,505	593,757	593,223
Total debt, including finance leases, revolving and other lines of credit and notes payable to bank	1,094,451	592,631	991,705	638,736	595,325
Total Kennametal shareholders’ equity	1,229,885	1,335,172	1,194,325	1,279,154	1,306,167

OTHER DATA
Capital expenditures	$244,151	$212,343	$171,004	$(68,616)	$(147,532)
Number of employees (at June 30)(2)	8,989	10,395	10,491	NA	NA

KEY RATIOS
Sales (decline) growth(3)	(20.6)%	0.3%	15.0%	(17.8)%	(12.9)%
Gross profit margin	28.1	35.0	34.6	27.0	26.5
Operating margin(4)	1.2	13.8	12.3	0.2	(3.1)

OTHER DATA
Adjusted EBITDA ($ in thousands)(5)	$271,341	$465,080	$421,755	$102,442	$114,406
Debt to adjusted EBITDA(5)	4.0x	1.3x	2.4x	2.4x	1.7x
Net debt to adjusted EBITDA(5)	1.8x	0.9x	1.0x	2.0x	1.4x

(1)	In 2020, the charges related to restructuring of $68.2 million and goodwill and other intangible assets impairments of $30.2 million. In 2019 and 2018, all charges were related to restructuring.
(2)	Kennametal does not provide this information on a quarterly basis.
(3)	Divestiture effect of sales decline was negative 1 percent in 2020.
(4)

Included restructuring and related charges of $82.4 million, $16.9 million, and $15.9 million in 2020, 2019, and 2018, respectively; goodwill and other intangible asset impairment of $30.2 million in 2020; and loss on divestiture and related charges of $6.5 million in 2020.

(5)

Earnings before interest, taxes, depreciation and amortization (EBITDA) is a non-GAAP financial measure and is defined as net income attributable to Kennametal (which is the most directly comparable GAAP measure), with interest expense, interest income, provision (benefit) for income taxes, depreciation and amortization added back. Management believes that EBITDA is widely used as a measure of operating performance and is an important indicator of the Company’s operational strength and performance. Nevertheless, the measure should not be considered in isolation or as a substitute for operating income, cash flows from operating activities or any other measure for determining liquidity that is calculated in accordance with GAAP. Additionally, Kennametal presents EBITDA on an adjusted basis. Management uses this information in reviewing operating performance.

Debt to EBITDA is a non-GAAP financial measure and is defined by Kennametal as total debt divided by the sum of the four trailing quarters of EBITDA. Net debt to EBITDA is a non-GAAP financial measure and is defined by Kennametal as the total debt less cash and cash equivalents, divided by the sum of the four trailing quarters of EBITDA. Management believes that debt to EBITDA and net debt to EBITDA provide additional insight into the underlying capital structure, liquidity and performance of the Company. Additionally, Kennametal will present debt to EBITDA and net debt to EBITDA on an adjusted basis. Non-GAAP financial measures utilized by Kennametal may not be comparable to non-GAAP financial measures used by other companies.

The following table provides a reconciliation of Adjusted EBITDA to net income (loss) attributable to Kennametal, the most directly comparable financial measure stated in accordance with GAAP for each of the periods presented.

	Twelve months ended June 30,			Six months ended December 31,
($ in thousands)	2020	2019	2018	2020	2019	2018
Net income (loss) attributable to Kennametal	$(5,661)	$241,925	$200,180	$(2,287)	$528	$111,396
Add back:
Interest expense	35,154	32,994	30,081	18,895	15,936	16,201
Interest income	(2,393)	(2,100)	(3,042)	(463)	(638)	(966)
Provision for income taxes	7,007	63,359	69,981	(8,553)	(41,487)	37,921
Depreciation	106,049	97,641	94,012	55,483	53,801	47,807
Amortization of intangibles	13,811	14,411	14,668	6,634	7,008	7,141

EBITDA	$153,967	$448,230	$405,880	$69,709	$35,148	$219,500

Adjustments
Restructuring and related charges	82,365	16,850	15,875	32,733	58,940	3,133
Loss on divestiture and related charges	6,517	—	—	—	6,517	—
Goodwill and other intangible asset impairment charges	28,492	—	—	—	13,801	—

Adjusted EBITDA	$271,341	$465,080	$421,755	$102,442	$114,406	$222,633

The following table provides a reconciliation of Net debt to adjusted EBITDA to total debt (gross), the most directly comparable financial measure stated in accordance with GAAP as of each of the dates presented:

	As of
	June 30, 2020	June 30, 2019	June 30, 2018	December 31, 2020	December 31, 2019
Total debt (gross)	$1,094,451	$592,631	$991,705	$628,736	$595,325
Trailing four quarters adjusted EBITDA	271,341	465,080	421,755	259,436	356,853

Debt to adjusted EBITDA	4.0	1.3	2.4	2.4	1.7

Total debt (gross)	$1,094,451	$592,631	$991,705	$628,736	$595,325
Less: cash and cash equivalents	606,684	182,015	556,153	103,188	105,210

Net debt	$487,767	$410,616	$435,552	$525,548	$490,115
Trailing four quarters adjusted EBITDA	271,341	465,080	421,755	259,436	356,853

Net debt to adjusted EBITDA	1.8	0.9	1.0	2.0	1.4

RISK FACTORS

Investing in the notes involves significant risk. Before making a decision to invest in the notes, you should consider carefully the risk factors described below, and those set forth in our most recent Annual Report on Form 10-K and in other documents incorporated by reference in this prospectus supplement and the accompanying prospectus and which may be obtained as described under “Where You Can Find More Information,” as well as the other information contained and incorporated by reference in this prospectus supplement, the accompanying prospectus and any related free writing prospectus. Each of these risks could have a material adverse effect on our business, results of operations and financial condition and the occurrence of any of these risks might cause you to lose all or part of your investment in the notes. These risks are not the only ones we face. Unforeseen risks could arise and problems or issues that we now view as minor could become more significant. If we are unable to adequately respond to these risks and uncertainties, our business, results of operations and financial condition would be materially adversely affected.

Risks Related to the Offering and the Notes

The notes are effectively subordinated to the existing and future liabilities of our subsidiaries.

We have significant operations conducted through our subsidiaries. Accordingly, our cash flow and the consequent ability to service our debt, including the notes, are substantially dependent upon the earnings of our subsidiaries and the distribution of those earnings to us, whether by dividends, loans or otherwise. However, our subsidiaries are separate and distinct legal entities from us, and have no obligation to pay any amounts due on the notes or to provide us with funds to meet our payment obligations on the notes, whether in the form of dividends, distributions, loans or other payments. As a result, the notes will be effectively subordinated to all existing and future indebtedness and other liabilities of our subsidiaries. As of December 31, 2020, our subsidiaries had approximately $3.2 million of indebtedness outstanding, and had no secured indebtedness. In addition, our significant domestic subsidiaries are guarantors and one of our foreign subsidiaries, Kennametal Europe GmbH, is a borrower under our existing credit agreement dated June 21, 2018, as amended by that first amendment to credit agreement dated as of September 10, 2020, with Bank of America Merrill Lynch International Designated Activity Company (formerly Bank of America Merrill Lynch International Limited), PNC Bank, N.A., JPMorgan Chase Bank, N.A, Citizens Bank, N.A. (as successor by merger to Citizens Bank of Pennsylvania), MUFG Bank, Ltd., Mizuho Bank, Ltd., and Bank of America, N.A. (“Credit Agreement”). As of December 31, 2020, we had $24.5 million of borrowings outstanding and $675.5 million of additional borrowing capacity under our existing Credit Agreement.

Our right to receive any assets of any of our subsidiaries upon their bankruptcy, liquidation or reorganization, and therefore the right of the holders of the notes to participate in those assets, will also be effectively subordinated to the claims of that subsidiary’s creditors, including trade creditors. In addition, even if we are a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to that held by us.

Our subsidiaries are not prohibited from incurring debt or other liabilities, including senior indebtedness, or from issuing equity interests that have priority over our interests in the subsidiaries. If our subsidiaries were to incur additional debt or liabilities or to issue equity interests that have priority over our interests in the subsidiaries, our ability to pay our obligations on the notes could be adversely affected. In addition, any payment of dividends, loans or advances by our subsidiaries could be subject to statutory or contractual restrictions. Payments to us by our subsidiaries will also be contingent upon the subsidiaries’ earnings and business considerations.

Our existing and future indebtedness may limit cash flow available to invest in the ongoing needs of our business, which could prevent us from fulfilling our obligations under the notes.

The indenture under which the notes will be issued will not limit the amount of indebtedness that we may incur. We also have the ability under our existing Credit Agreement to incur substantial additional indebtedness. As of December 31, 2020, we had $24.5 million of borrowings outstanding and $675.5 million of additional borrowing capacity under our existing Credit Agreement. We also borrow under short-term credit lines with commercial banks. These credit lines, translated into U.S. dollars at December 31, 2020 exchange rates, totaled $3.2 million. Our level of indebtedness could have important consequences to you. For example, it could:

•

require us to dedicate a substantial portion of our cash flow from operations to the payment of debt service, reducing the availability of our cash flow to fund working capital, capital expenditures, acquisitions or other general corporate purposes;

•	increase our vulnerability to adverse economic or industry conditions;

•	limit our ability to obtain additional financing in the future to enable us to react to changes in our business; or

•	place us at a competitive disadvantage compared to businesses in our industry that have less indebtedness.

Additionally, any failure to meet required payments on our indebtedness, or failure to comply with any covenants in the instruments governing our indebtedness, could result in an event of default under the terms of those instruments. In the event of such default, the holders of such indebtedness could elect to declare all the amounts outstanding under such instruments to be due and payable. Any default under the agreements governing our indebtedness and the remedies sought by the holders of such indebtedness could render us unable to pay principal and interest on the notes and substantially decrease their value.

Your right to receive payments on the notes is effectively subordinated to the rights of secured creditors.

The notes will be our general unsecured senior obligations. The notes will be effectively subordinated in right of payment to our secured indebtedness to the extent of the value of the collateral securing that indebtedness. The indenture under which the notes will be issued permits us to incur secured debt under specified circumstances. Any assets securing any of our secured indebtedness will be subject to prior claims by our secured creditors. In the event of our bankruptcy, insolvency, liquidation, reorganization, dissolution or other winding-up, any assets that secure any of our debt will be available to pay our obligations under the notes only after all debt secured by those assets, as well as any other obligations ranking senior in right of payment to the notes, have been repaid in full, and holders of the notes would then only be entitled to participate in our remaining assets, if any, ratably with all of our remaining unsecured senior creditors. If there are not sufficient assets remaining to pay all of these creditors, then all or a portion of the notes then outstanding and interest thereon would remain unpaid. As of December 31, 2020, we and our subsidiaries had no secured indebtedness.

The provisions of the notes will not necessarily protect you in the event of certain highly leveraged transactions.

Upon the occurrence of a Change of Control Triggering Event (as defined herein) you will have the right to require us to repurchase the notes as provided in the indenture governing the notes. However, the Change of Control Triggering Event provisions will not afford you protection in the event of certain highly leveraged transactions that may adversely affect you. For example, any leveraged recapitalization, refinancing, restructuring or acquisition initiated by us generally will not constitute a Change of Control (as defined herein) that would potentially lead to a Change of Control Triggering Event. As a result, we could enter into any such transaction even though the transaction could increase the total amount of our outstanding indebtedness, adversely affect our capital structure or credit rating or otherwise adversely affect the holders of the notes. These transactions may not involve a change in voting power or beneficial ownership or result in a downgrade in the ratings of the notes, or, even if they do, may not necessarily constitute a Change of Control Triggering Event that affords you the protections described in this prospectus supplement. If any such transaction were to occur, the value of your notes could decline.

Furthermore, the indenture for the notes does not:

•	require us to maintain any financial ratios or specific levels of net worth, revenues, income, cash flow or liquidity;

•	limit our ability to incur indebtedness that is equal in right of payment to the notes;

•

restrict our subsidiaries’ ability to issue securities or otherwise incur indebtedness that would be senior to our equity interests in our subsidiaries and therefore rank effectively senior to the notes;

•	limit the ability of our subsidiaries to service indebtedness;

•	restrict our ability to repurchase or prepay any other of our securities or other indebtedness; or

•	restrict our ability to make investments or to repurchase or pay dividends or make other payments in respect of our common stock or other securities ranking junior to the notes.

As a result of the foregoing, when evaluating the terms of the notes, you should be aware that the terms of the indenture and the notes do not restrict our ability to engage in, or to otherwise be a party to, a variety of corporate transactions, circumstances and events that could have an adverse impact on your investment in the notes. See “Description of the Notes—Change of Control Offer.”

We may not be able to repurchase all of the notes upon a Change of Control Triggering Event, which would result in an event of default under your notes.

We will be required to offer to repurchase the notes upon the occurrence of a Change of Control Triggering Event as provided in the indenture governing the notes. However, we may not have sufficient funds to repurchase the notes in cash at such time. In addition, our ability to repurchase the notes for cash may be limited by law or the terms of other agreements relating to our indebtedness outstanding at the time, which agreements may provide that a Change of Control Triggering Event constitutes an event of default or prepayment under such other indebtedness. Our failure to make such a repurchase would result in an event of default under your notes. See “Description of the Notes—Change of Control Offer.”

Changes in our credit ratings may adversely affect the value of the notes.

Our outstanding indebtedness, including the notes, may from time to time receive credit ratings from certain credit rating agencies. Such ratings are limited in scope and do not address all risks relating to an investment in the notes, but rather reflect only the view of each rating agency at the time the rating was issued. An explanation of the significance of such ratings may be obtained from such rating agencies. Credit ratings are not a recommendation to buy, sell or hold the notes. There can be no assurance that such credit ratings will remain in effect for any given period of time or that such ratings will not be lowered, suspended or withdrawn entirely by the rating agencies or placed on a so-called “watch list” for a possible downgrade or assigned a negative ratings outlook if, in any rating agency’s judgment, circumstances so warrant. In addition, because we may choose to take actions that adversely affect our credit ratings, such as incurring additional debt or repurchasing shares of our common stock, there can be no guarantee that our credit ratings will not decline during the term of the notes. Actual or anticipated changes or downgrades in our credit ratings, including any announcement that our ratings are under review for a downgrade or have been assigned a negative outlook, could adversely affect the market value of the notes and increase our borrowing costs.

Our credit ratings may not reflect all risks of your investment in the notes.

Our credit ratings are an assessment by rating agencies of our ability to pay our debts when due. Consequently, real or anticipated changes in our credit ratings will generally affect the market value of the notes.

These credit ratings may not reflect the potential impact of risks relating to structure or marketing of the notes. Agency ratings are not a recommendation to buy, sell or hold any security, and may be revised or withdrawn at any time by the issuing organization. Each agency’s rating should be evaluated independently of any other agency’s rating.

There is no established trading market for the notes and one may not develop.

There is currently no established trading market for the notes, and we do not intend to apply for listing of the notes on any securities exchange or for inclusion of the notes in any automated quotation system. Although the underwriters have advised us that they presently intend to make a market in the notes after completion of the offering, they are under no obligation to do so and may discontinue any market-making activities at any time without notice. Accordingly, we cannot assure the liquidity of the trading market for the notes or that an active market will develop. If an active trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected. Even if an active market does develop, the market may cease at any time. As a result, you may not be able to resell your notes for an extended period of time, if at all. In addition, if the notes are traded, they may trade at a discount from their initial offering price, depending on the market for similar securities, our results of operations and financial condition, general economic conditions and other factors.

We may redeem your notes at our option, which may adversely affect your return.

As described under “Description of the Notes—Optional Redemption,” we have the right to redeem the notes in whole or in part from time to time. We may choose to exercise this redemption right when prevailing interest rates are relatively low. As a result, you may not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as that of the notes.

The notes do not contain restrictive financial covenants, and we may incur substantially more debt or take other actions which may affect our ability to satisfy our obligations under the notes.

Other than as described in this prospectus supplement under “Description of the Notes—Certain Covenants” and “—Merger,” the notes are not subject to any restrictive covenants, and we are not restricted from paying dividends or issuing or repurchasing our securities. In addition, the limited covenants applicable to the notes do not require us to achieve or maintain any minimum financial results relating to our financial position or results of operations. Our ability to recapitalize, incur additional debt and take a number of other actions that are not limited by the terms of the notes could have the effect of diminishing our ability to make payments on the notes when due, and require us to dedicate a substantial portion of our cash flow from operations to make payments on our indebtedness, which would reduce the availability of cash flow to fund our operations, working capital and capital expenditures.

We expect that the trading price of the notes will be significantly affected by changes in the interest rate environment, which could change substantially at any time.

We expect that the trading price of the notes will depend on a variety of factors, including, without limitation, the interest rate environment, which may be volatile, and is not within our control. If interest rates, or expected future interest rates, rise during the term of the notes, the market value of the notes may decline. Because interest rates and interest rate expectations are influenced by a wide variety of factors, many of which are beyond our control, we cannot assure you that changes in interest rates or interest rate expectations will not adversely affect the trading price of the notes.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of the notes, plus cash on hand, for the repayment or redemption of our outstanding 3.875% Senior Notes due 2022 and for general corporate purposes. Pending our use of the net proceeds from this offering as described above, we may use the net proceeds to reduce any outstanding indebtedness, or invest the net proceeds in short-term investments.

CAPITALIZATION

The following table sets forth the cash and cash equivalents and the capitalization of Kennametal as of December 31, 2020;

•	on an actual basis; and

•	as adjusted basis to give effect to the consummation of this offering and redemption of our 3.875% Senior Notes due 2022.

The information set forth in this table should be read in conjunction with Kennametal’s consolidated financial statements and the related notes thereto and other financial data contained elsewhere or incorporated by reference in this prospectus supplement.

(Unaudited, in thousands)	As of December 31, 2020
	Actual	As Adjusted
Cash and cash equivalents	$103,188	$103,188

Long Term Debt
3.875% Senior Notes due 2022	299,960	—
4.625% Senior Notes due 2028	298,372	298,372
2.800% Senior Notes due 2031 offered hereby	—	300,000

Subtotal Long Term Debt	598,332	598,372

Short Term Debt
Revolving Credit Facility(1)	24,500	24,500
Notes payable to banks	3,225	3,225
Long-term debt (current portion)	—	—
Other	7,254	7,254
Subtotal Short Term Debt	34,979	34,979

Total Debt	633,311	633,351

Total Equity	1,319,689	1,319,689

Total Capitalization	$1,953,000	$1,953,040

(1)	As of December 31, 2020, we had $24.5 million of borrowings outstanding and $675.5 million of borrowing capacity under our existing Credit Agreement that matures in June 2023.
(2)

As adjusted total equity and discounts and debt issuance costs do not reflect non-recurring expenses we expect to incur in connection with this offering, including fees to investment bankers, attorneys and accountants, the write-off of discounts and deferred issuance costs, tender premium on our 3.875% Senior Notes due 2022 and other transaction-related costs that will not be capitalized.

DESCRIPTION OF THE NOTES

General

We will issue the notes under a fourth supplemental indenture to the indenture between us and the trustee, U.S. Bank National Association, dated February 14, 2012 as supplemented by the First Supplemental Indenture on February 14, 2012, the Second Supplemental Indenture on November 1, 2012, and the Third Supplemental Indenture on June 7, 2018. References to the indenture in this section mean the indenture as so supplemented. If you would like to review the indenture and its supplements that we filed with the SEC, see “Where You Can Find More Information” in this prospectus supplement on how to locate the indenture and its supplements. You may also review the indenture and its supplements at the trustee’s offices at U.S. Bank National Association, 225 W. Station Square Drive, Suite 380, Pittsburgh, Pennsylvania 15219.

The following description of the notes supplements the description of the general terms and provisions of the Debt Securities in the accompanying prospectus. The following discussion summarizes selected provisions of the indenture. Because this is only a summary, it is not complete and does not describe every aspect of the notes and the indenture. You should read the indenture for provisions that may be important to you but which are not included in this summary. References to a supplemental indenture in the summary below refer to the fourth supplemental indenture that we will execute with the trustee relating to the notes offered by this prospectus supplement.

The indenture will not limit the amount of notes that may be issued. The notes issued in this offering will be in an initial principal amount of $300 million.

The notes will be denominated in U.S. dollars and we will pay principal and interest in U.S. dollars. The notes will not be subject to any conversion, amortization, or sinking fund. We will issue the notes only in fully registered book-entry form without coupons in denominations of $2,000 and integral multiples of $1,000 in excess thereof, except in the limited circumstances discussed below. You may transfer or exchange the notes without charge at the trustee’s Corporate Trust Office in Pittsburgh, Pennsylvania, or at any other office or agency that we maintain for such purpose.

The indenture will permit us and our subsidiaries to incur additional secured and unsecured debt. Subject to the limitations described under the section “—Consolidation, Merger or Sale” and “—Change of Control Offer,” the indenture will not contain any other provisions that would protect you from (1) a highly leveraged or similar transaction involving Kennametal; (2) a change of control; or (3) a reorganization, restructuring, merger or similar transaction involving Kennametal that may adversely affect you. In addition, subject to the limitations described in “—Consolidation, Merger or Sale,” we may, in the future, sell all of our assets or merge or consolidate with another entity. Indebtedness which we would incur as a result of such a transaction could impair our ability to perform our obligations with respect to the notes.

In this “Description of the Notes” section, the terms “we,” “us,” the “Company,” and “Kennametal” refer to Kennametal Inc. not including its subsidiaries and, whenever we talk about paying principal on the notes, we mean at maturity or redemption. Also, in discussing the time for notices and how the different interest rates are calculated, all times are New York City time, unless otherwise noted.

Interest Rates and Maturity

The notes will bear interest at a rate of 2.800% per annum. In each case, the notes will bear interest from February 23, 2021, or from the most recent interest payment date to which interest has been paid or duly provided for, and will be payable semi-annually in cash. We will pay interest on the notes on March 1, to persons who were registered holders at the close of business on February 15, and on September 1, to persons who were registered holders at the close of business on August 15, of each year. The first such payment will be made on September 1, 2021. We will pay the principal and interest on the notes at an office or agency that we will maintain in Pittsburgh, Pennsylvania. However, we may pay such interest by check mailed to the holder at the address listed in the security register.

The notes mature on March 1, 2031. The notes will not be subject to any sinking fund.

Optional Redemption

We may redeem notes at our option at any time. Notes are redeemable in whole or in part in denominations of $2,000 and integral multiples of $1,000 in excess thereof upon no more than 60, and at least 10, days’ prior notice. If we do not redeem all the notes at one time, the trustee shall select the notes to be redeemed in a manner it determines to be fair and appropriate. Unless we default in payment of the redemption price, interest on the redeemed notes will cease to accrue on and after the redemption date. If we redeem the notes before the date that is three months prior to the maturity of the notes (such date, the “Par Call Date”), we will pay the holders of the notes being redeemed the greater of

(1) 100% of the principal amount of their redeemed notes; or

(2) as determined by the Independent Investment Banker, the sum of the present values of the remaining principal amount and scheduled payments of interest on the notes to be redeemed from the date of redemption to the Par Call Date (not including any portion of payments of interest accrued as of the redemption date), discounted to the redemption date in accordance with customary market practice on a semi-annual basis at the Treasury Rate plus 25 basis points;

plus, in each case, accrued and unpaid interest on the redeemed notes to the redemption date.

If we redeem the notes on or after the Par Call Date, we will pay the holders of the notes being redeemed 100% of the principal amount of their redeemed notes, plus accrued and unpaid interest on the redeemed notes to the redemption date.

The present value of payments will be calculated assuming a 360-day year consisting of twelve 30-day months. For purposes of calculating the redemption price, the following terms will have the meanings set forth below:

“Comparable Treasury Issue” is the United States Treasury security selected by the Independent Investment Banker as having a maturity comparable to the remaining term of the notes to be redeemed (assuming the notes will mature on the Par Call Date for this purpose) that would be used, at the time of selection and in accordance with customary market practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes.

“Comparable Treasury Price” is:

•

the average of the bid and asked prices for the Comparable Treasury Issue (expressed as a percentage of its principal amount) on the third business day preceding the redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated “Composite 3:30 p.m. Quotations for U.S. Government Securities,” or

•	if such release (or any successor release) is not published or does not contain such prices on such business day:

•	the average of the Reference Treasury Dealer Quotations for that redemption date, after excluding the highest and lowest of the Reference Treasury Dealer Quotations, or

•	if the trustee obtains fewer than three Reference Treasury Dealer Quotations, the average of all Reference Treasury Dealer Quotations so received.

“Independent Investment Banker” is one of the Reference Treasury Dealers selected by us.

“Reference Treasury Dealer” means each of J.P. Morgan Securities LLC and BofA Securities, Inc. or their respective successors and another US primary government securities dealer selected by us (if any of these persons shall cease to be a primary U.S. government securities dealer in New York City, we will substitute for that person someone who is a primary U.S. government securities dealer in New York City).

“Reference Treasury Dealer Quotations” are the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by each Reference Treasury Dealer at 5:00 p.m. (New York City time) on the third business day preceding the redemption date.

“Treasury Rate” is the rate per annum equal to the semi-annual equivalent yield to maturity of a Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for the redemption date.

Ranking

The notes are senior unsecured obligations and will rank equally with all our existing and future senior unsecured and unsubordinated indebtedness. A substantial portion of our business is conducted through subsidiaries and the notes will be effectively subordinated to all liabilities (including trade payables and guarantees) of our subsidiaries, including guarantees of existing and future bank credit facilities by certain of our domestic subsidiaries. At December 31, 2020, our subsidiaries had approximately $3.2 million of indebtedness, and had no secured indebtedness. As of December 31, 2020, we had $24.5 million of borrowings outstanding and had $675.5 million of available borrowing capacity under our existing Credit Agreement.

Change of Control Offer

If a Change of Control Triggering Event (as defined below) occurs, each holder of the notes will have the right to require us to purchase all or a portion (equal to $2,000 principal amount and any integral multiples of $1,000 in excess thereof) of such holder’s notes pursuant to the offer described below (a “Change of Control Offer”) at a purchase price equal to 101% of the aggregate principal amount of the notes repurchased, plus accrued and unpaid interest, if any, to the date of repurchase (the “Change of Control Payment”), subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date.

We will be required to send a notice to each holder of the notes by first-class mail, with a copy to the trustee, within 30 days following the date upon which any Change of Control Triggering Event occurred, or at our option, prior to any Change of Control (as defined below) but after the public announcement of the pending Change of Control. The notice will govern the terms of the Change of Control Offer and will describe, among other things, the transaction that constitutes or may constitute the Change of Control Triggering Event and the purchase date. The purchase date will be at least 30 days but no more than 60 days from the date such notice is mailed, other than as may be required by law (a “Change of Control Payment Date”). If the notice is mailed prior to the date of consummation of the Change of Control, the notice will state that the Change of Control Offer is conditioned on the Change of Control being consummated on or prior to the Change of Control Payment Date.

On the Change of Control Payment Date, we will, to the extent lawful:

•	accept for payment all properly tendered notes or portions of notes not validly withdrawn;

•	deposit with the paying agent the required payment for all properly tendered notes or portions of notes not validly withdrawn; and

•	deliver or cause to be delivered to the trustee the repurchased notes, accompanied by an officers’ certificate stating, among other things, the aggregate principal amount of repurchased notes.

We will not be required to make a Change of Control Offer with respect to the notes upon the occurrence of a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for such an offer made by us and the third-party purchases all notes properly tendered and not withdrawn under its offer.

We will comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder, to the extent those laws and regulations are applicable, in connection with the repurchase of notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control Offer provisions of the notes, we will comply with those securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Offer provisions of the notes by virtue of any such conflict.

Future debt of Kennametal may also prohibit Kennametal from purchasing notes in the event of a Change of Control, provide that a Change of Control is a default or require repurchase upon a Change of Control. Moreover, the exercise by the noteholders of their right to require Kennametal to purchase the notes could cause a default under other debt, even if the Change of Control itself does not, due to the financial effect of the purchase on Kennametal.

Finally, Kennametal’s ability to pay cash to the noteholders following the occurrence of a Change of Control may be limited by Kennametal’s then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make the required purchase of the notes. See “Risk Factors—We may not be able to repurchase all of the notes upon a Change of Control Triggering Event, which would result in an event of default under your notes.”

Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the holder of the notes to require that Kennametal purchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

For purposes of the foregoing discussion, the following definitions apply:

“Change of Control” means the occurrence of any of the following:

•

the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or more series of related transactions, of all or substantially all of our assets and the assets of our subsidiaries, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than us or one of our subsidiaries;

•

the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than us or one of our subsidiaries, becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 50% of our then outstanding Voting Stock or other Voting Stock into which our Voting Stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares;

•	Kennametal consolidates with, or merges with or into, any person, or any person consolidates with, or merges with or into, Kennametal, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of Kennametal or such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of the Voting Stock of Kennametal outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving person immediately after giving effect to such transaction; or

•	the adoption of a plan relating to our liquidation or dissolution.

Notwithstanding the foregoing, a transaction will not be considered to be a Change of Control if (a) we become a direct or indirect wholly-owned subsidiary of a holding company and (b)(x) immediately following that transaction, the direct or indirect holders of the Voting Stock of the holding company are substantially the same as the holders of our Voting Stock immediately prior to that transaction or (y) immediately following that transaction, no person is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Event (as defined below) that relates to such Change of Control.

“Rating Agencies” mean:

•

each of Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors, Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors, and Fitch Ratings, Inc., and its successors; and

•

if any such Rating Agency ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of Kennametal’s control, a substitute Rating Agency chosen by Kennametal.

“Rating Event” means with respect to a Change of Control, if the notes carry immediately prior to the first public announcement of the occurrence of such Change of Control or of the intention to effect such Change of Control:

•

an investment grade credit rating (BBB-/Baa3/BBB-, or equivalent, or better) from all of the Rating Agencies, and the rating from two of the three Rating Agencies is, within 60 days of the earlier of the occurrence of such Change of Control or the first public announcement of the intention to effect such Change of Control (which period shall be extended so long as the rating of the notes is under publicly announced consideration for possible downgrade by any Rating Agency), either downgraded to a non-investment grade credit rating (BB+/Ba1 or equivalent, or worse) or withdrawn and is not within such period subsequently (in the case of a downgrade) upgraded to an investment grade credit rating or (in the case of a withdrawal) replaced by an investment grade credit rating;

•

a non-investment grade credit rating (BB+/Ba1/BB+, or equivalent, or worse) from all of the Rating Agencies, and the rating from two of the three Rating Agencies is, within 60 days of the earlier of the occurrence of such Change of Control or the first public announcement of the intention to effect such Change of Control (which period shall be extended so long as the rating of the notes is under publicly announced consideration for possible downgrade by any Rating Agency), either downgraded by one or more notches (for illustration, Ba1 to Ba2 being one notch) or withdrawn and is not within such period subsequently upgraded to its earlier credit rating or better by both Rating Agencies;

•	both an investment grade credit rating (BBB-/Baa3, or equivalent, or better) from two Rating Agencies (a “pre-Change of Control Investment Grade Rating”) and a non-investment grade credit rating (BB+/Ba1, or equivalent, or worse) from one Rating Agency (a “pre-Change of Control Non-Investment Grade Rating”), and within 60 days of the earlier of the occurrence of such Change of Control or the first public announcement of the intention to effect such Change of Control (which period shall be extended so long as the rating of the notes is under publicly announced consideration for possible downgrade by any Rating Agency) (x) the rating from the two Rating Agencies with an investment grade credit rating (BBB-/Baa3, or equivalent, or better) are both downgraded to a non-investment grade credit rating (BB+/Ba1, or equivalent, or worse) or withdrawn and are not within such period subsequently upgraded to their earlier credit rating or better by such Rating Agency (in the case of a pre-Change of Control Investment Grade Rating) or (y) the rating from one of the two Rating Agencies with an investment grade credit rating (BBB-/Baa3, or equivalent, or better) is downgraded to a non-investment grade credit rating (BB+/Ba1, or equivalent, or worse) or withdrawn and is not within such period subsequently upgraded to its earlier credit rating or better by such Rating Agency (in the case of a pre-Change of Control Investment Grade Rating) and the rating from the Rating Agency with the non-investment grade credit rating (BB+/Ba1, or equivalent, or worse) is further downgraded by one or more notches (for illustration, Ba1 to Ba2 being one notch) or withdrawn and is not within such period subsequently upgraded to its earlier credit rating or better by such Rating Agency (in the case of a pre-Change of Control Non-Investment Grade Rating); or

•

both an investment grade credit rating (BBB-/Baa3, or equivalent, or better) from one Rating Agency (a “pre-Change of Control Investment Grade Rating”) and a non-investment grade credit rating BB+/Ba1, or equivalent, or worse) from two Rating Agencies (a “pre-Change of Control Non-Investment Grade Rating”), and within 60 days of the earlier of the occurrence of such Change of Control or the first public announcement of the intention to effect such Change of Control (which period shall be extended so long as the rating of the notes is under publicly announced consideration for possible downgrade by either Rating Agency) (x) the rating from the two Rating Agencies with a non-investment grade credit rating (BB+/Ba1, or equivalent, or worse) are both downgraded by one or more notches (for illustration, Ba1 to Ba2 being one notch) or withdrawn and are not within such period subsequently upgraded to their earlier credit rating or better by such Rating Agency (in the case of a pre-Change of Control Non-Investment Grade Rating) or (y) the rating from the Rating Agency with an investment grade credit rating (BBB-/Baa3, or equivalent, or better) is downgraded to a non-investment grade credit rating (BB+/Ba1, or equivalent, or worse) or withdrawn and is not within such period subsequently upgraded to its earlier credit rating or better by such Rating Agency (in the case of a pre-Change of Control Investment Grade Rating) and one of the two ratings from the Rating Agencies with a non-investment grade credit rating (BB+/Ba1, or equivalent, or worse) is further downgraded by one or more notches (for illustration, Ba1 to Ba2 being one notch) or withdrawn and is not within such period subsequently upgraded to its earlier credit rating or better by such Rating Agency (in the case of a pre-Change of Control Non-Investment Grade Rating);

provided that in making the relevant decision(s) referred to above to downgrade or withdraw such ratings, as applicable, the relevant Rating Agency announces publicly or confirms in writing to Kennametal that such decision(s) resulted, in whole or in part, from the occurrence of such Change of Control or the first public announcement of the intention to effect such Change of Control.

“Voting Stock” means, with respect to any specified person as of any date, the Capital Stock of such person (whether now or hereafter authorized, regardless of whether such Capital Stock shall be limited to a fixed sum or percentage with respect to the rights of the holders thereof to participate in dividends and in the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding up of such corporation) that is at the time entitled to vote generally in the election of the board of directors of such person.

Covenants

We covenant in the indenture that we will not and will not permit any of our Restricted Subsidiaries to:

(Limitation on Liens) create, incur or otherwise cause to exist or become effective any Liens (other than Permitted Liens) of any kind on any asset now owned or hereafter acquired without making effective provision whereby any and all notes then outstanding will be secured by a Lien equally and ratably with any and all other obligations thereby secured for so long as any such obligations are secured; or

(Limitation on Sale and Leaseback Transactions) enter into any sale and leaseback of a Principal Property (except for leases, including renewals, of five years or less) unless (1) either we or our Restricted Subsidiary is then permitted under the indenture as supplemented to incur Indebtedness secured by a Lien on such property or (2) within 180 days after such sale and leaseback, we apply to the voluntary retirement of funded debt an amount equal to the greater of the net proceeds of the sale of the property leased in the sale and leaseback or the fair value (in our opinion) of the leased property at the time we entered into such sale and leaseback.

The trustee may waive our compliance with these covenants if the holders of a majority in aggregate principal amount of the notes consent to the waiver. If we comply with the defeasance or covenant defeasance provisions of the indenture, we are not required to comply with such covenants.

Key Definitions

“Capitalized Lease Obligation” means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with generally accepted accounting principles, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with such principles.

“Capital Stock” of any Person means any and all shares, interests, participations or other equivalents of or interests in (however designated) equity of such Person, including any preferred stock, but excluding any debt securities convertible into such equity.

“Consolidated Net Worth” means the excess of Kennametal and its consolidated subsidiaries’ assets over liabilities, plus minority interest, as determined from time to time in accordance with generally accepted accounting principles.

“Consolidated Tangible Assets” means, on the date of any determination, total assets less goodwill and other intangible assets of Kennametal and its consolidated subsidiaries, in each case as set forth on the most recently available consolidated balance sheet of Kennametal and its consolidated subsidiaries in accordance with generally accepted accounting principles.

“Indebtedness” means, with respect to any Person, at any date, any of the following, without duplication, (1) any liability, contingent or otherwise, of such Person (A) for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), (B) evidenced by a note, bond, debenture or similar instrument or (C) for the payment of money relating to a Capitalized Lease Obligation or other obligation (whether issued or assumed) relating to the deferred purchase price of property; (2) all conditional sale obligations and all obligations under any title retention agreement (even if the rights and remedies of the seller under such agreement in the event of default are limited to repossession or sale of such property), but excluding trade accounts payable arising in the ordinary course of business; (3) all obligations for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction other than entered into in the ordinary course of business; (4) all indebtedness of others secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on any asset or property (including, without limitation, leasehold interests and any other tangible or intangible property) of such Person, whether or not such indebtedness is assumed by such Person or is not otherwise such Person’s legal liability; provided, that if the obligations so secured have not been assumed in full by such Person or are otherwise not such Person’s legal liability in full, the amount of such indebtedness for the purposes of this definition shall be limited to the amount of such indebtedness secured by such Lien; (5) all indebtedness of others (including all interest and dividends on any Indebtedness or preferred stock of any other Person for the payment of which is) guaranteed, directly or indirectly, by such Person or that is otherwise its legal liability or which such Person has agreed to purchase or repurchase or in respect of which such Person has agreed contingently to supply or advance funds; and (6) obligations in respect of Currency Agreements and Interest Swap Obligations (as such capitalized terms are defined in the indenture). “Issue Date” shall mean the first date on which a note is authenticated by the trustee pursuant to the indenture.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien, charge or adverse claim affecting title or resulting in an encumbrance against real or personal property or a security interest of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof which is a Capitalized Lease Obligation).

“Permitted Liens” means, with respect to any Person: (1) Liens existing on the Issue Date; (2) Liens on property or assets of, or any shares of stock of or secured debt of, any corporation existing at the time such corporation becomes a Restricted Subsidiary or any of our Restricted Subsidiaries or at the time such corporation is merged into us or any of our Restricted Subsidiaries; (3) Liens in favor of us or any of our Restricted Subsidiaries; (4) Liens in favor of governmental bodies to secure progress or advance payments; (5) Liens securing industrial revenue or pollution control bonds; (6) Liens on Property to secure Indebtedness incurred for the purpose of (a) financing all or any part of the purchase price of such Property incurred prior to, at the time of, or within 365 days after, the acquisition of such Property or (b) financing all or any part of the cost of construction, improvement, development or expansion of any such Property; (7) statutory liens or landlords’, carriers’, warehouseman’s, mechanics’, suppliers’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate proceedings, if a reserve or other appropriate provisions, if any, as shall be required in conformity with generally accepted accounting principles shall have been made therefor; (8) Liens incurred in connection with any accounts receivable programs up to an aggregate of $125 million; (9) Liens on current assets of ours or our Restricted Subsidiaries securing Indebtedness of ours or our Restricted Subsidiaries and Liens in connection with Sale and Leaseback Transactions, provided that at the time of the incurrence of such Indebtedness or the entering into of such Sale and Leaseback Transaction, the aggregate amount of Indebtedness (other than Indebtedness secured by Liens described in clauses (1) through (8) above) of ours and our Restricted Subsidiaries secured by Liens does not exceed 10% of our Consolidated Tangible Assets; (10) Liens created by or resulting from any litigation or other proceeding that is being contested in good faith by appropriate proceedings, including Liens arising out of judgments or awards against the Company or its Restricted Subsidiaries with respect to which the Company or its Restricted Subsidiaries are in good faith prosecuting an appeal or proceedings for review or for which the time to make an appeal has not yet expired, and Liens relating to final unappealable judgment liens which are satisfied within 60 days of the date of judgment or Liens incurred by the Company or any of its Restricted Subsidiaries for the purpose of obtaining a stay or discharge in the course of any litigation or proceeding to which the Company or any of its Restricted Subsidiaries is a party; and (11) any extensions, substitutions, replacements or renewals in whole or in part of a Lien (an “existing Lien”) enumerated in clauses (1) through (10) above; provided that the Lien may not extend beyond (A) the Property or Indebtedness subject to the existing Lien and (B) improvements and construction on such Property and the Indebtedness secured by the Lien may not exceed the Indebtedness secured at the time by the existing Lien.

“Person” means any individual, corporation, partnership, limited partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof, or any other entity.

“Principal Property” means any manufacturing plant or warehouse owned or leased by us or any of our Subsidiaries, the gross book value of which exceeds 4% of Consolidated Net Worth, other than manufacturing plants and warehouses which our Board of Directors by resolution declares, together with all other plants and warehouses previously so declared, is not of material importance to the total business conducted by us and our Restricted Subsidiaries as an entirety.

“Property of any Person” means all types of real, personal, tangible, intangible or mixed property owned by such Person whether or not included in our most recent consolidated balance sheet under generally accepted accounting principles.

“Restricted Subsidiary” means any of our Subsidiaries that is not an Unrestricted Subsidiary.

“Subsidiary of any Person” means (1) any Person of which more than 50% of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more of the Restricted Subsidiaries of that Person or a combination thereof, and (2) any partnership, joint venture or other Person in which such Person or one or more of the Restricted Subsidiaries of that Person or a combination thereof has the power to control by contract or otherwise the board of directors or equivalent governing body or otherwise controls such entity.

“Unrestricted Subsidiary” means (1) any Subsidiary not organized under the laws of a state of the United States or the District of Columbia and any Subsidiary of such Subsidiary which is not organized under the laws of a state of the United States or the District of Columbia and (2) any of our Subsidiaries that at the time of determination shall be designated an Unrestricted Subsidiary by our Board of Directors and any Subsidiary of such Subsidiary. Our Board of Directors may designate any Subsidiaries (including any newly-acquired or newly-formed Subsidiary) organized under the laws of a state of the United States or of the District of Columbia to be an Unrestricted Subsidiary unless such Subsidiary owns any capital stock of, or owns or holds any Property of, Kennametal or any other Restricted Subsidiary; provided, however, that the Subsidiary to be so designated has total assets of $35,000,000 or less.

Consolidation, Merger or Sale

We may not merge or consolidate with any entity, sell or lease substantially all of our assets or assign our obligations under the indenture to another entity unless:

•	the successor entity is organized and exists under the laws of the United States, any state thereof, or the District of Columbia;

•

the successor entity expressly assumes our obligation to pay the principal, and premium, if any, and interest on the notes and to perform and observe all the covenants and conditions of the indenture binding on us; and

•	immediately after any such merger, consolidation, or sale, no default or event of default has occurred and is continuing under the indenture.

What might constitute the sale of “all or substantially all” of our assets as used in the indenture varies according to the facts and circumstances of a particular sale transaction. This term has no clearly established meaning under New York law (which governs the indenture) and is subject to judicial interpretation. For these reasons, it may be unclear if a disposition of assets by us would be subject to this provision.

Events of Default

An “Event of Default” occurs if

(1) we default in the payment of interest on any note when the same becomes due and payable, and the default continues for a period of 30 days;

(2) we default in the payment of the principal of any note when the same becomes due and payable at maturity, upon acceleration or redemption, or otherwise;

(3) we fail to make a Change of Control Offer and thereafter accept and pay for notes tendered when and as required pursuant to “—Change of Control Offer”;

(4) we fail to observe or perform in any material respect any of the other covenants, warranties or agreements in the indenture or under the notes and the failure to observe or perform continues for a period of 90 days after receipt of written notice from the trustee or holders of at least 25% in aggregate principal amount of the outstanding notes;

(5) there is any default resulting in acceleration of other Indebtedness of Kennametal for borrowed money where the aggregate principal amount so accelerated exceeds $50 million and such acceleration is not rescinded or annulled within 30 days after the written notice thereof to Kennametal by the trustee or to Kennametal and the trustee by the holders of 25% in aggregate principal amount of the outstanding notes, provided that such Event of Default will be remedied, cured or waived if the default that resulted in the acceleration of such other Indebtedness is remedied, cured or waived; and

(6) certain events in bankruptcy, insolvency or reorganization of Kennametal.

The holders of a majority in aggregate principal amount of the outstanding notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee. The trustee or the holders of not less than 25% in aggregate principal amount of the outstanding notes may declare the principal due and payable immediately upon an Event of Default (other than an Event of Default as specified in clause (6) of the Events of Default section herein).

If an Event of Default specified in clause (6) of the Events of Default section herein occurs, all the unpaid principal of and accrued interest on the outstanding notes (or specified principal amount) shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder of any the outstanding notes.

The holders of a majority in aggregate principal amount of the outstanding notes may annul such declaration and waive the default if the default (other than the non-payment of the principal of such series of notes which has become due solely by such acceleration) has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration has been deposited with the trustee.

The holders of a majority in aggregate principal amount of outstanding notes affected thereby may, on behalf of the holders of all of the outstanding notes, waive any past default, except a default in the payment of principal or interest (unless such default has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration has been deposited with the trustee) or a default in respect of a covenant or provision which under the indenture cannot be modified or amended without the consent of the holder of each outstanding note.

Kennametal is required to file annually with the trustee a certificate as to whether or not Kennametal is in compliance with all the conditions and covenants applicable to it under the indenture.

Modification of Indenture

From time to time, the indenture may be modified by Kennametal and the trustee without the consent of any holders of the notes with respect to certain matters, including (i) to cure any ambiguity, defect or inconsistency or to correct or supplement any provision which may be inconsistent with any other provision of the indenture, (ii) to qualify, or maintain the qualification of, the indenture under the Trust Indenture Act of 1939, as amended, and (iii) to make any change that does not materially adversely affect the interests of any holder of notes. In addition, under the indenture, certain rights, covenants and obligations of Kennametal and the rights of holders of notes may be modified by Kennametal and the trustee with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding notes; but no extension of the maturity of the notes, reduction in the interest rate or extension of the time for payment of interest, change in the optional redemption or repurchase provisions in a manner adverse to any holder of notes, other modification in the terms of payment of the principal of, or interest on, the notes, or reduction of the percentage required for modification, will be effective against any holder of notes without such holder’s consent.

In addition, Kennametal and the trustee may execute, without the consent of any holder of notes, any supplemental indenture for the purpose of creating any new series of debt securities.

Defeasance and Covenant Defeasance

We may elect either:

•

to terminate (and be deemed to have satisfied) all our obligations with respect to the notes (except for the obligations to register the transfer or exchange of the notes, to replace mutilated, destroyed, lost or stolen notes, to maintain an office or agency in respect of the notes, to compensate and indemnify the trustee and to punctually pay or cause to be paid the principal of and interest on and any other amounts payable in respect of all notes when due) (“defeasance”); or

•	to be released from our obligations with respect to certain covenants, including those described above under “—Covenants” (“covenant defeasance”)

upon the deposit with the trustee (and in the case of a defeasance, 121 days after such defeasance), in trust for such purpose, of money and/or U.S. Government Obligations (as defined in the indenture) which through the payment of principal and interest in accordance with their terms will provide money, in an amount sufficient (in the opinion of a nationally recognized firm of independent public accountants) to pay the principal of, interest on and any other amounts payable in respect of the outstanding notes. Such a trust may be established only if, among other things, we have delivered to the trustee an opinion of counsel (as specified in the indenture) with regard to certain matters, including an opinion (in the case of a defeasance, based upon a ruling from the Internal Revenue Service or a change in applicable tax law occurring after the date of the indenture) that the beneficial owners of the notes will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance or covenant defeasance had not occurred.

Further Issuances

We may from time to time, without notice to or the consent of the registered holders of the notes, create and issue further notes ranking equally and ratably with the notes in all respects (or in all respects except for the payment of interest accruing prior to the issue date of such further notes or except for the first payment of interest following the issue date of such further notes), so that such further notes shall be consolidated and form a single series with the notes and shall have the same terms as to status, redemption or otherwise as the notes; provided that if such further notes are not fungible with the notes for U.S. federal income tax purposes, such further notes will have a separate CUSIP number.

Book-Entry Notes—Registration, Transfer and Payment of Interest and Principal

Book-entry notes will be issued in the form of global notes that will be deposited with The Depository Trust Company, New York, New York, or DTC, and will be registered in the name of Cede & Co. (DTC’s nominee). The deposit of global notes with, or on behalf of, DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the global notes representing the notes. DTC’s records reflect only the identity of its participants to whose accounts the notes are credited, which may or may not be the beneficial owners. The direct participant remains responsible for keeping account of its holdings on behalf of its customers.

Conveyance of notices and other communications by DTC to its participants and by its participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect.

This means that we will not issue certificates to each actual purchaser of the notes. Only direct participants in DTC may purchase under DTC’s system. One global note for the notes will be issued and deposited with DTC, who will keep a computerized record of its participants (for example, your broker) whose clients have purchased the notes. The participant will then keep a record of its clients who purchased the notes. Beneficial owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings from the direct participant in DTC. Unless it is exchanged in whole or in part for a certificated note, a global note may not be transferred; except that DTC, its nominees, and their successors may transfer a global note as a whole to one another.

Beneficial interests in global notes will be shown on, and transfers of global notes will be made only through, records maintained by DTC and its participants. Beneficial owners of interests in the global notes must rely on DTC’s procedures. Beneficial owners who are not direct participants in DTC must rely on the direct participant’s procedures in order to exercise such owner’s rights under the global note or the indenture and its supplement. The laws of some jurisdictions require certain purchasers of securities to take physical delivery of such securities in certificated form. Such laws may impair your ability to transfer beneficial interests in a global note representing the notes.

DTC has provided us the following information regarding DTC.

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the United States Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants deposit with DTC. DTC also records the settlement among its participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for its participants’ accounts. This eliminates the need to exchange certificates. The participants in DTC include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

DTC’s book-entry system is also used by other organizations such as securities brokers and dealers, and banks and trust companies that work through a direct participant in DTC. The rules that apply to DTC and its participants are on file with the SEC.

DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., The American Stock Exchange, Inc. and the Financial Industry Regulatory Authority, Inc.

We will wire principal and interest payments to DTC’s nominee. The trustee and we will treat DTC’s nominee as the owner of the global notes for all purposes. Accordingly, we, the trustee and any paying agent will have no direct responsibility or liability to pay amounts due on the global notes to owners of beneficial interests in the global notes.

It is DTC’s current practice, upon the date of payment of principal or interest, to credit its direct participants’ accounts on the payment date according to their respective holdings of beneficial interests in the global notes as shown on DTC’s records unless DTC believes that it will not receive payment on the payment date. In addition, it is DTC’s current practice to assign any consenting or voting rights of Cede & Co., as DTC’s nominee, to its direct participants whose accounts are credited with notes on a record date, by using an omnibus proxy. Neither DTC nor Cede & Co. will consent or vote with respect to the global notes. Payments by participants to owners of beneficial interests in the global notes will be governed by the customary practices between the participants and owners of beneficial interests, as is the case with notes held for the account of customers registered in “street name.” However, payments to the owners of the beneficial interests will be the responsibility of the participants and not of DTC, the trustee or us.

Notes represented by a global note will be exchangeable for certificated notes with the same terms in authorized denominations only if:

•

DTC notifies us that DTC is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under applicable law and a successor depositary is not appointed by us within 90 days;

•	an Event of Default exists under the indenture and its supplement; or

•	we determine that the global notes will be exchanged for certificated notes and notify the trustee of our decision.

Certificated Notes—Registration, Transfer, and Payment of Interest and Principal

If we issue certificated notes, they will be registered in the name of the noteholder. We will obtain the name of the noteholder from DTC’s participants. The notes may be transferred or exchanged, pursuant to administrative procedures in the indenture, without the payment of any service charge (other than any tax or other governmental charge) by contacting the paying agent.

Holders can request that payment of principal and interest be wired to them by contacting the paying agent at least one business day prior to the payment date.

The underwriters will make settlement for the notes in immediately available funds. We will make all payments of principal and interest in immediately available funds. The notes will trade in DTC’s Same-Day Funds Settlement System until maturity, and secondary market trading activity in the notes will be required by DTC to settle in immediately available funds.

Governing Law

The indenture is, and the notes will be, governed by and construed in accordance with the laws of the State of New York.

The Trustee

U.S. Bank National Association is the trustee under the indenture and will be the trustee under the supplemental indenture.

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of certain material U.S. federal income tax considerations relevant to the acquisition, ownership, and disposition of the notes. This discussion only applies to notes that are held as capital assets, within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (Code), and that are purchased in the initial offering at the initial offering price, by U.S. Holders and Non-U.S. Holders (each as defined below). This discussion is based on interpretations of the Code, Treasury regulations issued thereunder, and rulings and decisions currently in effect, all of which are subject to change. Any such change may be applied retroactively and may adversely affect the U.S. federal income tax considerations described herein.

This summary does not discuss all U.S. federal income tax considerations that may be relevant to U.S. Holders and Non-U.S. Holders in light of their particular circumstances or that may be relevant to certain holders that may be subject to special treatment under U.S. federal income tax law (for example, tax-exempt organizations, insurance companies, banks and other financial institutions, dealers in securities, traders in securities that elect to use a mark-to-market method of accounting, real estate investment trusts, regulated investment companies, individual retirement accounts, qualified pension plans, persons who hold the notes as part of a straddle, hedging, constructive sale, conversion, or other integrated transaction, U.S. Holders whose functional currency is not the U.S. dollar, controlled foreign corporations, passive foreign investment companies, corporations that accumulate earnings to avoid U.S. federal income tax, or persons subject to special tax accounting rules as a result of any item of gross income with respect to the notes being taken into account in an applicable financial statement). Furthermore, this summary does not discuss any alternative minimum tax considerations, and does not address any aspects of federal non-income taxation or state, local, or foreign taxation. In the case of any Non-U.S. Holder who is an individual, this summary assumes that this individual was not formerly a United States citizen, and was not formerly a resident of the United States for U.S. federal income tax purposes.

As used in this discussion, the term “U.S. Holder” means a beneficial owner of the notes that is, for U.S. federal income tax purposes (a) an individual who is a citizen or resident of the United States, (b) a corporation organized under the laws of the United States, any state thereof, or the District of Columbia, or is otherwise treated as a domestic corporation, (c) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (d) a trust (i) whose administration is subject to the primary supervision of a court within the United States and all substantial decisions of which are subject to the control of one or more United States persons as described in Section 7701(a)(30) of the Code (each, a “United States person”), or (ii) that has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

A “Non-U.S. Holder” means a beneficial owner of notes that is not a U.S. Holder and is not a partnership (including any entity or arrangement properly classified as a partnership for U.S. federal income tax purposes).

If a partnership (including an entity or arrangement properly classified as a partnership for U.S. federal income tax purposes) holds notes, the tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership. Partners of a partnership holding the notes should consult their own tax advisors.

No ruling has been or will be obtained from the Internal Revenue Service (IRS) with respect to the matters discussed below. As a result, no assurance can be given that the IRS will not assert, or that a court will not sustain, a position contrary to the conclusions set forth below.

This discussion does not address all of the U.S. federal income tax consequences that may be relevant to Holders in light of their particular circumstances or to investors subject to special treatment under U.S. federal income tax laws, nor does it deal with federal non-income taxation or the tax consequences under the laws of any foreign, state or local taxing jurisdictions. Accordingly, prospective investors are urged to consult their own tax advisors with respect to the U.S. federal, state and local tax consequences of investing in the notes, as well as any consequences arising under the laws of any other taxing jurisdiction to which they may be subject.

Effect of Certain Contingent Payments

In certain circumstances, we may be obligated to make payments on the notes in excess of stated interest and principal, or prior to their scheduled payment dates (see “Description of the Notes—Change of Control Offer”). Treasury regulations provide special rules for the treatment of debt instruments that provide for contingent payments. Under these regulations, a contingency is disregarded if the contingency is remote or incidental. We believe that the likelihood that we will make any of the above payments is remote or incidental and we intend to take the position that the notes are not contingent payment debt instruments under applicable Treasury regulations. A successful challenge of this position by the IRS could affect the timing and amount of income inclusions with respect to the notes, and could also cause any gain from the sale or other disposition of a note to be treated as ordinary income rather than as capital gain. Our position is binding on a beneficial owner of a note, unless the beneficial owner discloses in the proper manner to the IRS that it is taking a different position.

Beneficial owners of the notes should consult their own tax advisors regarding the possible application of the contingent payment debt instrument rules to the notes. The remainder of this summary assumes that the notes will not be considered to be contingent payment debt instruments.

U.S. Holders

Interest on the Notes

Interest payments on the notes will be taxable to a U.S. Holder as ordinary income at the time such interest is received or accrued, in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes. The notes are not expected to be issued with an amount equal to or greater than de minimis original issue discount (“OID”). However, if the notes are issued at a discount that will equal or exceed de minimis OID, each U.S. Holder generally will be required to include OID in income (as interest) as it accrues, regardless of its regular method of accounting for U.S. federal income tax purposes, using a constant yield method, before such U.S. Holder receives any payment attributable to such income. The remainder of this discussion assumes that the notes are not issued with an amount equal to or greater than de minimis OID.

Sale, Exchange, Redemption or Other Taxable Disposition of the Notes

Upon the sale, exchange, redemption or other taxable disposition of a note, a U.S. Holder generally will recognize a gain or loss in an amount equal to the difference between the amount realized (other than any amount representing accrued but unpaid interest, which will be treated as ordinary income to the extent not previously included in income) and the U.S. Holder’s adjusted tax basis in the note. The amount realized by a U.S. Holder will be the sum of the cash plus the fair market value of all other property received on such sale, exchange, redemption or other taxable disposition. A U.S. Holder’s adjusted tax basis in a note generally will equal the purchase price of the note.

Any gain or loss so recognized generally will be capital gain or loss and will be long-term capital gain or loss if such U.S. Holder has held such note for more than one year at the time of such sale, exchange, redemption or other taxable disposition. Net long-term capital gain of certain non-corporate U.S. Holders (including individuals) generally is subject to preferential rates of U.S. federal income tax. The deductibility of capital losses is subject to limitations.

Net Investment Income Tax

U.S. Holders who are individuals, estates or certain trusts may be subject to a 3.8% net investment income tax on the lesser of (1) the U.S. person’s “net investment income” for the relevant taxable year and

(2) the excess of the U.S. person’s modified gross income for the taxable year over certain thresholds that vary depending on the individual’s circumstances. Net investment income generally will include interest income and net gains from the disposition of the notes, unless such interest income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). A U.S. Holder that is an individual, estate or trust should consult its tax advisor regarding the applicability of the net investment income tax to its interest income and gains in respect of its investment in the notes.

Backup Withholding and Information Reporting

In general, a U.S. Holder that is not an “exempt recipient” will be subject to U.S. federal backup withholding tax at the applicable rate with respect to payments on the notes and the proceeds of a sale, exchange, redemption or other taxable disposition of the notes, unless the U.S. Holder provides its taxpayer identification number to the applicable withholding agent and certifies, under penalty of perjury, that it is not subject to backup withholding on IRS Form W-9 or an applicable successor form and otherwise complies with the applicable requirements of the backup withholding rules. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a U.S. Holder may be allowed as a credit against such U.S. Holder’s U.S. federal income tax liability and may entitle such U.S. Holder to a refund, provided the required information is furnished to the IRS in a timely manner.

In addition, payments on the notes made to, and the proceeds of a sale, exchange, redemption or other taxable disposition by, a U.S. Holder generally will be subject to information reporting requirements, unless such U.S. Holder is an exempt recipient and appropriately establishes that exemption.

Non-U.S. Holders

Interest on the Notes

Subject to the discussions below under “—Backup Withholding and Information Reporting” and “—Foreign Account Tax Compliance Act”, interest payments on the notes to Non-U.S. Holders generally will not be subject to U.S. federal income or withholding tax if the following conditions are satisfied:

•

the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of Section 871(h)(3) of the Code,

•	the Non-U.S. Holder is not a controlled foreign corporation for U.S. federal income tax purposes that is related to us through actual or constructive ownership,

•

such interest is not effectively connected with a trade or business conducted by the Non-U.S. Holder in the United States (or, in the case of an applicable income tax treaty, is not attributable to a permanent establishment or a fixed base that the Non-U.S. Holder maintains in the United States), and

•

either (a) the Non-U.S. Holder provides a correct, complete and executed IRS Form W-8BEN, Form W-8BEN-E, Form W-8EXP or Form W-8IMY (or suitable successor or substitute form) with all of the attachments required by the IRS or (b) the Non-U.S. Holder holds its notes through a qualified intermediary (generally a foreign financial institution or clearing organization or a non-U.S. branch or office of a U.S. financial institution or clearing organization that is a party to a withholding agreement with the IRS), which has provided an IRS Form W-8IMY (or suitable successor or substitute form) stating that it is a qualified intermediary and has received documentation upon which it can rely to treat the payment as made to a foreign person.

If any of the conditions described above are not satisfied, interest on the notes will be subject to a 30% withholding tax when paid, unless either the Non-U.S. Holder provides a correct, complete and executed IRS Form W-8BEN or Form W-8BEN-E claiming that an income tax treaty reduces or eliminates the tax, or the interest is effectively connected with the conduct of a U.S. trade or business and the Non-U.S. Holder provides a correct, complete and executed IRS Form W-8ECI. If interest is effectively connected with a trade or business conducted by the Non-U.S. Holder in the United States (or, in the case of an applicable income tax treaty, is attributable to a permanent establishment or a fixed base that the Non-U.S. Holder maintains in the United States), Non-U.S. Holders generally will be subject to U.S. federal income tax with respect to all income from the notes in the same manner as a United States person. In addition, Non-U.S. Holders that are corporations could be subject to a 30% branch profits tax on such income.

Sale, Exchange, Redemption or Other Taxable Disposition of the Notes

Subject to the discussions below under “—Backup Withholding and Information Reporting” and “—Foreign Account Tax Compliance Act”, gain realized on the sale, exchange, redemption or other taxable disposition of the notes by a Non-U.S. Holder generally will not be subject to U.S. federal income tax, unless:

•

the gain with respect to the notes is effectively connected with a trade or business conducted by the Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or a fixed base that the Non-U.S. Holder maintains in the U.S.), in which case the gain will be taxed in the same manner as interest that is effectively connected to such trade or business, or

•

the Non-U.S. Holder is a nonresident alien individual who holds the notes as a capital asset and is present in the United States for more than 182 days in the taxable year of the sale, exchange, redemption or other taxable disposition of the notes and certain other conditions are satisfied, in which case the gain will be subject to a 30% tax (or a lower rate under an applicable income tax treaty).

To the extent the amount realized on a sale, exchange, redemption or other taxable disposition of the notes is attributable to accrued but unpaid interest on the notes, such amount generally will be subject to, or exempt from, tax to the same extent as described above under “—Non-U.S. Holders—Interest on the Notes.”

Backup Withholding and Information Reporting

Backup withholding will not be required with respect to interest paid to Non-U.S. Holders, so long as the applicable withholding agent has received from the Non-U.S. Holder a correct and complete IRS Form W-8BEN, Form W-8BEN-E, Form W-8ECI, Form W-8EXP or Form W-8IMY (or suitable successor or substitute form) with all of the attachments required by the IRS and provided that the applicable withholding agent does not have actual knowledge or reason to know that the Non-U.S. Holder is a United States person. Interest paid to a Non-U.S. Holder will be reported on IRS Form 1042-S, which is filed with the IRS and sent to Non-U.S. Holders.

Information reporting and backup withholding may apply to the proceeds of a sale of the notes by a Non-U.S. Holder made within the United States or conducted through certain U.S. related financial intermediaries, unless the applicable withholding agent receives one of the IRS tax forms described above and provided that the applicable withholding agent does not have actual knowledge or reason to know that the Non-U.S. Holder is a United States person.

Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a Non-U.S. Holder may be allowed as a credit against such Non-U.S. Holder’s U.S. federal income tax liability and may entitle such Non-U.S. Holder to a refund, provided the required information is furnished to the IRS in a timely manner. The information reporting requirements may apply regardless of whether withholding is required. For Non-U.S. Holders, copies of the information returns reporting such interest and withholding also may be made available to the tax authorities in the country in which a Non-U.S. Holder is a resident under the provisions of an applicable income tax treaty or agreement.

Foreign Account Tax Compliance Act

Under the “Foreign Account Tax Compliance Act” (FATCA) and guidance issued by the IRS, a United States federal withholding tax of 30% generally applies to interest on a debt obligation, including a note, paid to certain non-United States entities (including, in some circumstances, where such an entity is acting as an intermediary) that fail to comply with certain certification and information reporting requirements. Although withholding under FATCA would have applied to payments of gross proceeds from the sale, exchange, redemption or other taxable disposition of the notes on or after January 1, 2019, proposed Treasury regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury regulations until final Treasury regulations are issued. If an interest payment is both subject to withholding under FATCA and subject to the withholding tax discussed above under “—Non-U.S. Holders—Interest on the Notes,” the withholding under FATCA may be credited against, and therefore reduce, such other withholding tax. Prospective holders of the notes should consult their own tax advisors regarding the effect, if any, of the FATCA rules for them based on their particular circumstances.

UNDERWRITING

BofA Securities, Inc. and J.P. Morgan Securities LLC are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the principal amount of notes set forth opposite its name below.

Underwriter	Principal Amount of Notes
BofA Securities, Inc.	$75,000,000
J.P. Morgan Securities LLC	75,000,000
PNC Capital Markets LLC	33,000,000
Citizens Capital Markets, Inc.	27,000,000
Mizuho Securities USA LLC	27,000,000
MUFG Securities Americas Inc.	27,000,000
Commerz Markets LLC	9,000,000
HSBC Securities (USA) Inc.	9,000,000
ING Financial Markets LLC	9,000,000
U.S. Bancorp Investments, Inc.	9,000,000

Total	$300,000,000

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the notes sold under the underwriting agreement if any of these notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the underwriters and their controlling persons against certain liabilities in connection with this offering, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Discounts

The representatives have advised us that the underwriters propose initially to offer the notes to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at such price less a concession not in excess of 0.400% of the principal amount of the notes. In addition, the underwriters may allow, and those selected dealers may reallow, a concession not in excess of 0.250% of the principal amount of the notes to certain other dealers. After the initial offering, the public offering price, concessions or any other term of the offering may be changed.

The expenses of the offering (which include legal fees and expenses, accounting fees and expenses, SEC filing fees, printing fees and rating agency fees, but not including the underwriting discount) are estimated at $933,370 and are payable by us.

New Issue of Notes

The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any national securities exchange or for inclusion of the notes on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in the notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected. If the notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our operating performance and financial condition, general economic conditions and other factors.

No Sales of Similar Securities

We have agreed that we will not, during the period from the date of this prospectus supplement through the closing date, without first obtaining the prior written consent of the representatives, directly or indirectly, issue, sell, offer to contract or grant any option to sell, pledge, transfer or otherwise dispose of, any debt securities or securities exchangeable for or convertible into debt securities, except for the notes sold to the underwriters pursuant to the underwriting agreement.

Short Positions

In connection with the offering, the underwriters may purchase and sell the notes in the open market. These transactions may include short sales and purchases on the open market to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater principal amount of notes than they are required to purchase in the offering. The underwriters must close out any short position by purchasing notes in the open market. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of the notes or preventing or retarding a decline in the market price of the notes. As a result, the price of the notes may be higher than the price that might otherwise exist in the open market.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Other Relationships

Certain of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

Affiliates of certain of the underwriters are lenders and perform other roles under our revolving credit facility. In addition, U.S. Bancorp Investments, Inc., one of the underwriters, is an affiliate of the trustee under the indenture governing the notes.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. If any of the underwriters or their affiliates has a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Notice to Prospective Investors in Canada

The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in the European Economic Area

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended, the “Prospectus Regulation”). Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPS Regulation. This prospectus supplement has been prepared on the basis that any offer of notes in any Member State of the EEA will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of the notes. This prospectus supplement is not a prospectus for the purposes of the Prospectus Regulation.

In connection with the offering, BofA Securities, Inc., J.P. Morgan Securities LLC and PNC Capital Markets LLC are not acting for anyone other than the issuer and will not be responsible to anyone other than the issuer for providing the protections afforded to their clients nor for providing advice in relation to the offering.

The above selling restriction is in addition to any other selling restrictions set out below.

Notice to Prospective Investors in the United Kingdom

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (“UK”). For these purposes, a retail investor means a person who is one (or more) of (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (“EUWA”); or (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (as amended, the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) 600/2014 as it forms part of domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the EUWA (the “UK Prospectus Regulation”). Consequently no key information document required by Regulation (EU) 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation. This prospectus supplement has been prepared on the basis that any offer of notes in the UK will be made pursuant to an exemption under the UK Prospectus Regulation and the FSMA from the requirement to publish a prospectus for offers of the notes. This prospectus supplement is not a prospectus for the purposes of the UK Prospectus Regulation or the FSMA.

In connection with the offering, BofA Securities, Inc., J.P. Morgan Securities LLC and PNC Capital Markets LLC are not acting for anyone other than the issuer and will not be responsible to anyone other than the issuer for providing the protections afforded to their clients nor for providing advice in relation to the offering.

This document is for distribution only to persons who (i) have professional experience in matters relating to investments and who qualify as investment professionals within the meaning of Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”), (ii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc.”) of the Financial Promotion Order, (iii) are outside the United Kingdom, or (iv) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, as amended (“FSMA”)) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). This document is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this document relates is available only to relevant persons and will be engaged in only with relevant persons.

Notice to Prospective Investors in Switzerland

This prospectus supplement is not intended to constitute an offer or solicitation to purchase or invest in the notes. The notes may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (“FinSA”) and no application has or will be made to admit the notes to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this prospectus supplement, nor any other offering or marketing material relating to the notes constitutes a prospectus pursuant to the FinSA, and neither this prospectus supplement nor any other offering or marketing material relating to the notes may be publicly distributed or otherwise made publicly available in Switzerland.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The notes to which this prospectus supplement relate may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the notes offered should conduct their own due diligence on the notes. If you do not understand the contents of this prospectus supplement, you should consult an authorized financial advisor.

Notice to Prospective Investors in Hong Kong

Each underwriter has represented and agreed that:

(a) it has not offered or sold and will not offer or sell in Hong Kong any notes by means of any document other than (i) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) (the “SFO”) and any rules made thereunder, or (ii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies (Winding up and Miscellaneous Provisions) Ordinance (Cap. 32, Laws of Hong Kong) or which do not constitute an offer to the public within the meaning of that Ordinance; and

(b) it has not issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purpose of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to any notes, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the SFO and any rules made thereunder.

Notice to Prospective Investors in Japan

The notes have not been and will not be registered pursuant to Article 4, Paragraph 1 of the Financial Instruments and Exchange Act. Accordingly, none of the notes nor any interest therein may be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any “resident” of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to or for the benefit of a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.

Notice to Prospective Investors in Singapore

This prospectus supplement and accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, the notes were not offered or sold or caused to be made the subject of an invitation for subscription or purchase and will not be offered or sold or caused to be made the subject of an invitation for subscription or purchase, and this prospectus supplement and accompanying prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes, has not been circulated or distributed, nor will it be circulated or distributed, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act (Chapter 289) of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)

a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA except:

(a)	to an institutional investor or to a relevant person, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(b)	where no consideration is or will be given for the transfer;

(c)	where the transfer is by operation of law; or

(d)	as specified in Section 276(7) of the SFA.

Singapore Securities and Futures Act Product Classification—Solely for the purposes of its obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the SFA, we have determined, and hereby notify all relevant persons (as defined in section 309A of the SFA) that the notes are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Notice to Prospective Investors in Taiwan

The notes have not been, and will not be, registered with the Financial Supervisory Commission of Taiwan, the Republic of China (“Taiwan”) pursuant to applicable securities laws and regulations. No person or entity in Taiwan is authorized to distribute or otherwise intermediate the offering of the notes or the provision of information relating to the offering of the notes, including, but not limited to, this prospectus supplement and the accompanying prospectus. The notes may be made available for purchase outside Taiwan by investors residing in Taiwan (either directly or through properly licensed Taiwan intermediaries acting on behalf of such investors), but may not be issued, offered or sold in Taiwan.

Notice to Prospective Investors in Australia

No placement document, prospectus, product disclosure statement or other disclosure document (including as defined in the Corporations Act 2001 (Cth) (“Corporations Act”)) has been or will be lodged with the Australian Securities and Investments Commission (“ASIC”) or any other governmental agency, in relation to the offering. This prospectus supplement does not constitute a prospectus, product disclosure statement or other disclosure document for the purposes of Corporations Act, and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act. No action has been taken which would permit an offering of the notes in circumstances that would require disclosure under Parts 6D.2 or 7.9 of the Corporations Act.

The notes may not be offered for sale, nor may application for the sale or purchase or any notes be invited in Australia (including an offer or invitation which is received by a person in Australia) and neither this prospectus supplement nor any other offering material or advertisement relating to the notes may be distributed or published in Australia unless, in each case:

i.

the aggregate consideration payable on acceptance of the offer or invitation by each offeree or invitee is at least A$500,000 (or its equivalent in another currency, in either case, disregarding moneys lent by the person offering the notes or making the invitation or its associates) or the offer or invitation otherwise does not require disclosure to investors in accordance with Part 6D.2 or 7.9 of the Corporations Act;

ii.

the offer, invitation or distribution complied with the conditions of the Australian financial services license of the person making the offer, invitation or distribution or an applicable exemption from the requirement to hold such license;

iii.

the offer, invitation or distribution complies with all applicable Australian laws, regulations and directives (including, without limitation, the licensing requirements set out in Chapter 7 of the Corporations Act);

iv.	the offer or invitation does not constitute an offer or invitation to a person in Australia who is a “retail client” as defined for the purposes of Section 761G of the Corporations Act; and

v.	such action does not require any document to be lodged with ASIC or the ASX.

T+10 Settlement

It is expected that delivery of the notes will be made to investors on or about February 23, 2021, which will be the tenth business day following the date hereof (such settlement cycle being referred to as “T+10”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in two business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date of pricing or on the next seven succeeding business days will be required, by virtue of the fact that the notes initially will settle in T+10, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes on the date of pricing or on the next seven succeeding business days should consult their own advisors.

LEGAL MATTERS

The validity of the notes offered in this offering will be passed upon for us by McGuireWoods LLP, Pittsburgh, Pennsylvania. Certain legal matters will be passed upon for the underwriters by Davis Polk & Wardwell LLP, New York, New York.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended June 30, 2020 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Prospectus

Common Stock

Preferred Stock

Debt Securities

Warrants

Purchase Contracts

Units

Depositary Shares

The securities covered by this prospectus may be offered and sold, from time to time, by Kennametal Inc. in one or more offerings.

We will provide the specific terms of the specific issue of securities, including the offering price of the securities in one or more supplements to this prospectus at the time of the offering. You should read this prospectus and the prospectus supplement relating to the specific issue of securities, as well as the documents incorporated by reference herein or therein, carefully before you make your investment decision. This prospectus may not be used to offer or sell any securities unless accompanied by a prospectus supplement.

Our common stock is listed on the New York Stock Exchange and trades under the symbol “KMT.” Each prospectus supplement will indicate if the securities to be offered thereby will be listed on any securities exchange.

Investing in our securities involves risks. You should carefully read and consider the risk factors described under the heading “Risk Factors” on page 3 of this prospectus, the “Risk Factors” section included in the periodic reports that we file with the Securities and Exchange Commission and in any prospectus supplement relating to a specific offering of securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus or any prospectus supplement. Any representation to the contrary is a criminal offense.

We may offer and sell these securities to or through one or more underwriters, dealers or agents as designated from time to time, or directly to purchasers or through a combination of such methods. See “Plan of Distribution”.

The date of this prospectus is August 20, 2020.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”), as a “well-known seasoned issuer,” as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”) using the “shelf” registration process. Under this shelf registration process, we may sell, from time to time, an indeterminate amount of any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement, which may be in the form a term sheet, or other offering material that will contain specific information about the terms of that offering, including the specific amounts, prices and terms of the securities offered. The prospectus supplement and any other offering material may also add to, update or change information contained in this prospectus and accordingly, to the extent inconsistent, information in this prospectus is superseded by the information in the prospectus supplement. We urge you to read both this prospectus and any accompanying prospectus supplement, together with additional information described under the heading “Where You Can Find More Information” before making an investment decision.

The prospectus supplement will describe: the terms of the securities offered, the initial public offering price, the price paid to us for the securities, the net proceeds to us, the manner of distribution and any underwriting compensation and the other specific material terms related to the offering of the securities. For more detail about the terms of the securities, you should read the exhibits filed with or incorporated by reference in our registration statement of which this prospectus forms a part.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of the documents referred to herein have been filed, or will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information”.

Because we are a well-known seasoned issuer, as defined in Rule 405 of the Securities Act, we may add to and offer additional securities by filing a prospectus supplement with the SEC at the time of the offering.

We have not authorized any person to provide you with any information or to make any representation other than as contained in this prospectus or in any prospectus supplement and the information incorporated by reference herein and therein. We do not take any responsibility for, and can provide no assurance as to the reliability of, any information that others may provide you. The information appearing or incorporated by reference in this prospectus and any accompanying prospectus supplement is accurate only as of the date of this prospectus or any accompanying prospectus supplement or the date of the document in which incorporated information appears. Our business, financial condition, results of operations and prospects may have changed since those dates.

We are not making an offer to sell or soliciting an offer to purchase these securities in any jurisdiction where the offer or sale is not permitted.

Except as otherwise specifically noted or unless the context otherwise requires, all references in this prospectus to “Kennametal Inc.”, “we,” “our,” “us” and similar words refer to Kennametal Inc. and its consolidated subsidiaries.

KENNAMETAL INC.

With more than 80 years of materials expertise, we are a global industrial technology leader, helping customers across the aerospace, earthworks, energy, general engineering and transportation end markets manufacture with precision and efficiency. This expertise includes the development and application of tungsten carbides, ceramics, super-hard materials and solutions used in metal cutting and extreme wear applications to keep customers up and running longer against conditions such as corrosion and high temperatures.

Our standard and custom product offering spans metalworking and wear applications including turning, milling, hole making, tooling systems and services, as well as specialized wear components and metallurgical powders. End users of our metalworking products include manufacturers engaged in a diverse array of industries including: the manufacturers of transportation vehicles and components, machine tools and light and heavy machinery; airframe and aerospace components; and energy-related components for the oil and gas industry, as well as power generation. Our wear and metallurgical powders are used by producers and suppliers in equipment-intensive operations such as road construction, mining, quarrying, oil and gas exploration, refining, production and supply.

We operate in three reportable segments: Industrial, Widia and Infrastructure.

Our principal executive offices are located at 600 525 William Penn Place, Suite 3300, Pittsburgh, Pennsylvania, 15219, and our telephone number is (412) 248-8000. Our corporate center and Technology Center are located at 1600 Technology Way, P.O. Box 231, Latrobe, Pennsylvania, 15650. Our Internet address is www.kennametal.com. Information contained on, or accessible through, our website is not incorporated in this prospectus, or any accompanying prospectus supplement or any document incorporated by reference herein or therein.

RISK FACTORS

Investing in our securities involves risks. Before you decide whether to purchase any of our securities, you should carefully consider the risks and uncertainties set forth Part I, Item 1A. under the heading “Risk Factors” included in our most recent Annual Report on Form 10-K, and in Part II, Item 1A. under the heading “Risk Factors” included in any Quarterly Reports on Form 10-Q, and any Current Reports on Form 8-K filed after the end of the fiscal year covered by such Annual Report on Form 10-K, each of which is incorporated by reference into this prospectus and any prospectus supplement. Additional risk factors that you should carefully consider also may be included in a prospectus supplement relating to an offering of our securities as well as the other documents filed with the SEC that are incorporated by reference herein or therein. For more information, see the section entitled “Where You Can Find More Information” in the prospectus.

The risks and uncertainties described in any accompanying prospectus supplement as well as the documents incorporated by reference herein or therein are not the only ones facing us. Additional risks and uncertainties that we do not presently know about or that we currently believe are not material may also adversely affect our business. If any of the risks and uncertainties described in this prospectus, any accompanying prospectus supplement or the documents incorporated by reference herein or therein actually occur, our business, financial condition, results of operations and prospects could be adversely affected in a material way. The occurrence of any of these risks may cause you to lose all or part of your investment in the offered securities.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING INFORMATION

This prospectus, any accompanying prospectus supplement and any document incorporated by reference herein or therein, contain “forward-looking” statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are statements that do not relate strictly to historical or current facts. You can identify forward-looking statements by words such as “should,” “anticipate,” “estimate,” “approximate,” “expect,” “may,” “will,” “project,” “intend,” “plan,” “believe” and other words of similar meaning and expression in connection with any discussion of future operating or financial performance or events. We have also included forward-looking statements in this prospectus and the documents incorporated by reference herein concerning, among other things, our strategy, goals, plans and projections regarding our financial position, liquidity and capital resources, results of operations, market position and product development. These statements are based on current estimates that involve inherent risks and uncertainties. Should one or more of these risks or uncertainties materialize, or should the assumptions underlying the forward-looking statements prove incorrect, our actual results could vary materially from our current expectations.

There are a number of factors that could cause our actual results to differ from those indicated in the forward-looking statements, including:

•	the duration of the COVID-19 pandemic and its impact on our business operations, financial results and financial position and on the industries in which we operate and the global economy generally;

•	other downturns in the business cycle or the economy;

•	our ability to achieve anticipated benefits from our restructuring, simplification and modernization initiatives;

•

risks related to our foreign operations and international markets, such as fluctuations in currency exchange rates, different regulatory environments, trade barriers, exchange controls, and social and political instability;

•	changes in the regulatory environment in which we operate, including environmental, health and safety regulations;

•	potential for future goodwill and other intangible asset impairment charges;

•	our ability to protect and defend our intellectual property;

•	continuity and security of information technology infrastructure;

•	competition;

•	our ability to retain our management and employees;

•	demands on management resources;

•	availability and cost of raw materials we use to manufacture our products;

•	product liability claims;

•	integrating acquisitions and achieving the expected savings and synergies;

•	global or regional catastrophic events;

•	demand for and market acceptance of our products;

•	business divestitures;

•	labor relations; and

•	implementation of environmental remediation matters.

We provide additional information about many of the specific risks we face in the “Risk Factors” section of our Annual Report on Form 10-K, as updated in Part II, Item 1A of this Form 10-Q, and in other periodic reports we file from time to time with the SEC and under the heading “Risk Factors” herein and in any accompanying prospectus supplement.

We can give no assurance that any goal or plan set forth in forward-looking statements can be achieved and readers are cautioned not to place undue reliance on such statements, which speak only as of the date made. Except as required by law, we do not intend to release publicly any revisions to forward-looking statements as a result of future events or developments.

USE OF PROCEEDS

Unless otherwise indicated in a prospectus supplement, we intend to use the net proceeds from the sale of the securities for general corporate purposes, which may include, without limitation, working capital, acquisitions, retirement of outstanding debt, capital expenditures and other business opportunities or such other purposes as may be specified in the applicable prospectus supplement relating to such offering.

DESCRIPTION OF SECURITIES

The following description summarizes the general terms and provisions of the securities that Kennametal may offer from time to time pursuant to this prospectus. These summaries are not a complete description of each security. At the time of an offering and sale, this prospectus together with the accompanying prospectus supplement will contain the material terms of the securities being offered. In this section, “Kennametal” refers to Kennametal, excluding its subsidiaries, unless otherwise expressly stated or the context otherwise requires.

DESCRIPTION OF KENNAMETAL CAPITAL STOCK

The following summary of the terms of Kennametal’s capital stock is not complete and is subject to and qualified in its entirety by reference to the relevant provisions of the laws of the Commonwealth of Pennsylvania, our Amended and Restated Articles of Incorporation (the “Articles”), and our Amended and Restated Bylaws (the “Bylaws”). Copies of the Articles and Bylaws have been filed with the SEC, are incorporated herein by reference. See “Where you can find more information.”

General

Our authorized capital stock consists of 120,000,000 shares of capital stock, par value $1.25 per share (the “common stock”), and 5,000,000 shares of Class A Preferred Stock, no par value (the “preferred stock”). The rights and preferences of the preferred stock may be established from time to time by our board of directors (the “Board of Directors” or “Board”). As of June 30, 2020, 82,922,803 shares of common stock were outstanding and were held by approximately 1,461 record holders. No shares of preferred stock were issued or outstanding as of June 30, 2020.

Common Stock

Each share of our common stock is entitled to one vote on all matters requiring a vote of shareholders and, subject to the rights of the holders of any outstanding shares of preferred stock, each shareholder is entitled to receive any dividends, in cash, securities or property, as our Board may declare. Pennsylvania law prohibits the payment of dividends or the repurchase of our shares if we are insolvent or if we would become insolvent after the dividend or repurchase. In the event of our liquidation, dissolution or winding up, either voluntarily or involuntarily, subject to the rights of the holders of any outstanding shares of preferred stock, holders of common stock are entitled to share pro-rata in all of our remaining assets available for distribution. Any common stock issued pursuant to this prospectus will, when issued, be fully paid and nonassessable and will not have, or be subject to, any preemptive or similar rights.

Preferred Stock

Under the laws of the Commonwealth of Pennsylvania and the Articles, the Board of Directors, without further action by the shareholders, is authorized to designate and issue, at any time or from time to time, one or more series of preferred stock, to fix and determine the number of shares and the designation of such series, and to fix and determine the voting rights, preferences, qualifications, privileges, limitations, options, conversion rights, restrictions, and other special or relative rights of such series.

If we issue preferred stock, it may rank senior to the common stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up, or both. In addition, shares of preferred stock may have class or series voting rights. Issuances of preferred stock, while providing us with flexibility in connection with general corporate purposes, may, among other things, have an adverse effect on the rights of holders of common stock. Other than as provided by law, in the Articles, in the Bylaws, or in a resolution or resolutions establishing any particular series of preferred stock, the aggregate number of authorized shares of preferred stock may be increased by an amendment to the Articles approved solely by a majority vote of the outstanding shares of common stock.

Anti-Takeover Provisions in our Articles and Bylaws

Certain provisions of the Articles and Bylaws could have an anti-takeover effect. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our Board of Directors and in the strategies it formulates. These provisions may also discourage an unsolicited takeover of us if the Board of Directors determines that the takeover is not in the best interests of us and our shareholders. These provisions could have the effect of discouraging certain attempts to acquire us or remove incumbent management even if some or a majority of shareholders deemed such an attempt to be in their best interests.

The provisions in the Articles and Bylaws include: (i) a procedure which requires shareholders to nominate directors in advance of a meeting to elect such directors; and (ii) the authority to issue additional shares of common stock or preferred stock without shareholder approval.

The Articles also include a provision requiring the affirmative vote of the holders of 75% of our outstanding stock to approve certain mergers or other business combinations or transactions with five percent shareholders; a provision requiring the affirmative vote of the holders of 75% of our outstanding stock to remove the entire Board of Directors, a class of the Board of Directors, any individual member of the Board of Directors without cause, or to increase the size of the Board of Directors to more than twelve members or decrease the size of the Board of Directors to fewer than eight members; a provision requiring, in the case of repurchases at a premium over market by us from any 4% Shareholder (as defined in the Articles), the affirmative vote of the holders of voting power of an amount of shares equal to the voting power of the 4% Shareholder plus a majority of the voting power of the other shares not held by the 4% Shareholder (subject to limited exceptions); and a provision requiring the affirmative vote of a majority of our outstanding stock held by disinterested shareholders to approve certain business combinations involving a shareholder who beneficially owns more than 10% of the voting power of our then outstanding voting stock, unless certain conditions are satisfied or the transaction is approved by a majority of disinterested directors.

Pursuant to the Articles and the laws of the Commonwealth of Pennsylvania, the Board of Directors is permitted to consider the effects of a change in control on our non-shareholder constituencies, such as our employees, suppliers, and other constituents and the communities in which we operate. Pursuant to this provision, the Board of Directors may be guided by factors in addition to price and other financial considerations.

The Bylaws provide that any shareholder who desires to present a nomination of person(s) for election to the Board of Directors or a proposal of other business at a shareholders’ meeting (a “Proponent”) must first provide timely written notice to the Secretary. The Bylaws set forth the deadlines for submitting such advance notice. As described in the Bylaws, the advance notice must set forth in reasonable detail (i) as to each person the shareholder proposes to nominate for election to the Board of Directors, information concerning the proposed nominee that would be required to be disclosed in a proxy statement or other filings required to be made in connection with the solicitation of proxies for the election of directors in an election contest, or otherwise required, in each case pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder, including such nominee’s consent to serve as a director if elected and other specific information called for by the Bylaws, or (ii) as to any other business that the Proponent proposes to bring before the meeting, a description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the Bylaws, the language of the proposed amendment), the reasons for conducting such business at the meeting, and any material interest in such business of the Proponent and the beneficial owner, if any, on whose behalf the proposal is made. The advance notice must also include a representation from the Proponent that such person is a shareholder of record and intends to appear in person or by proxy at the meeting to present the nomination or other proposal specified in the notice, a description of the Proponent’s beneficial ownership and other financial interests in Kennametal, a description of all arrangements or understandings between the Proponent and any other person or persons (naming such persons) pursuant to which the nomination or other proposal is to be made by the Proponent, and all such information regarding the Proponent’s proposal and/or nominee(s) which would have been required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had the nomination or other proposal been made by the Board of Directors.

PBCL Anti-Takeover Provisions

The Pennsylvania Business Corporation Law (the “PBCL”) contains a number of statutory “anti-takeover” provisions, including Subchapters E, F, G and H of Chapter 25 and Sections 2521, 2524 and 2538 of the PBCL, which apply automatically to a Pennsylvania registered corporation (usually a public company) unless the corporation elects to opt-out of those provisions. We are a Pennsylvania registered corporation, and as a result we are subject to the anti-takeover provisions described below, however, we have elected to opt-out of certain provisions as described below. Descriptions of the anti-takeover provisions are qualified in their entirety by reference to the PBCL.

Subchapter E (relating to control transactions) generally provides that if any person or group acquires 20% or more of our voting power, the remaining holders of voting shares may demand from such person or group the fair value of their voting shares, including a proportionate amount of any control premium.

Subchapter F (relating to business combinations) generally delays for five years and imposes conditions upon “business combinations” between an “interested shareholder” and us. The term “business combination” is defined broadly to include various transactions between a corporation and an interested shareholder including mergers, sales or leases of specified amounts of assets, liquidations, reclassifications and issuances of specified amounts of additional shares of stock of the corporation. An “interested shareholder” is defined generally as the beneficial owner of at least 20% of a corporation’s voting shares.

Section 2521 of the PBCL provides that shareholders are not entitled to call special meetings of the shareholders and our Bylaws do not give shareholders any right to call special meetings.

Section 2524 provides that shareholders cannot act by partial written consent unless permitted in the articles of incorporation.

Section 2538 of the PBCL generally establishes certain shareholder approval requirements with respect to specified transactions with “interested shareholders.”

We have elected to opt out of Subchapters G and H of Chapter 25 of the PBCL. Subchapter G would have required a shareholder vote to accord voting rights to control shares acquired by a 20% shareholder in a control-share acquisition. Subchapter H would have required a person or group to disgorge to us any profits received from a sale of our equity securities within 18 months after the person or group acquired, offered to acquire or publicly disclosed an intention to acquire 20% of our voting power or publicly disclosed an intention to acquire control of us.

Transfer Agent and Registrar

Computershare Shareowner Services, LLC is the Transfer Agent and Registrar for the Common Stock.

DESCRIPTION OF DEBT SECURITIES

As used in this prospectus, debt securities means the debentures, notes, bonds and other evidences of indebtedness that we may issue separately, upon exercise of a debt warrant, in connection with a purchase contract or as part of a unit, from time to time. The debt securities may either be senior debt securities or subordinated debt securities. As required by federal law for all debt securities of companies that are publicly offered, the debt securities will be governed by a document called an “indenture.” An indenture is a contract between a financial institution, acting on your behalf as trustee of the debt securities offered, and Kennametal. Unless otherwise specified in the applicable prospectus supplement, senior debt securities will be issued under the Indenture, dated as of February 14, 2012, between Kennametal and U.S. Bank National Association, as trustee (the “Senior Indenture”), and subordinated debt securities may be issued under a “Subordinated Indenture” anticipated to be entered into between Kennametal and U.S. Bank National Association, as trustee (the “Subordinated Indenture”). The trustee has two main roles. First, subject to certain limitations on the extent to which the trustee can act on your behalf, the trustee can enforce your rights against Kennametal if Kennametal defaults on its obligations under the indenture. Second, the trustee performs certain administrative duties for Kennametal with respect to the debt securities. The indenture is subject to and governed by the Trust Indenture Act of 1939, as amended, which we refer to at the Trust Indenture Act. The Senior Indenture and the form of the Subordinated Indenture have been filed with the SEC as an exhibit to the registration statement of which this of prospectus is a part and are incorporated by reference in the registration statement. When Kennametal refers to the “indenture” in this prospectus, it is referring to the indenture under which your debt securities are issued, as may be supplemented by any supplemental indenture applicable to your debt securities.

The following description summarizes the general terms and provisions of the indentures and the debt securities that Kennametal may offer pursuant to this prospectus that are common to all series, unless otherwise noted or described in a specific prospectus supplement. You should also read the particular terms of an offering of debt securities, which will be described in more detail in the applicable prospectus supplement. This summary is not complete and is subject to, and qualified in its entirety by, reference to the terms and provisions of the indenture. If this summary refers to particular provisions in the indenture, such provisions, including the definition of terms, are incorporated by reference in this prospectus as part of this summary. Kennametal urges you to read the indentures and any supplements thereto because these documents, and not this section, define your rights as a holder of debt securities. Because the terms of specific series of debt securities offered may differ from the general information that Kennametal has provided below, you should rely on information in the applicable prospectus supplement that supersedes or contradicts any information below.

In this section, “Kennametal” refers to Kennametal Inc., excluding its subsidiaries, unless otherwise expressly stated or the context otherwise requires.

General

The debt securities will be Kennametal’s direct unsecured obligations. The senior debt securities will rank equally with all of Kennametal’s other senior unsecured and unsubordinated debt. The subordinated debt securities will be subordinate and junior in right of payment to all of Kennametal’s present and future senior indebtedness to the extent and in the manner set forth in the Subordinated Indenture. The debt securities will not be secured by any of the property or assets or Kennametal or any of its subsidiaries. Thus, by owning a debt security, you are one of Kennametal’s unsecured creditors.

Kennametal conducts certain of its operations through its subsidiaries and expects that it will continue to do so. As a result, the cash flow and the consequent ability to service our indebtedness, including the debt securities, is partially dependent upon the earnings of our subsidiaries and the distribution of those earnings or upon the payments of funds by those subsidiaries to Kennametal. Kennametal’s subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the debt securities or to make funds available to it, whether by dividends, loans or other payments. Paying dividends and making loans and advances to Kennametal by its subsidiaries may be subject to contractual or statutory restrictions, are contingent upon the earnings of those subsidiaries and are subject to various business considerations. Any right Kennametal may have to receive assets of any of its subsidiaries upon their liquidation or reorganization (and the consequent right of the holders of our debt securities to participate in those assets) will be effectively subordinated to the claims of such subsidiary’s creditors, including trade creditors.

The indentures do not limit the aggregate principal amount of debt securities that Kennametal may issue and provide that Kennametal may issue debt securities from time to time in one or more series, in each case with the same or various maturities, at par or at a discount. Kennametal may issue additional debt securities of a particular series without the consent of the holders of the debt securities of such series outstanding at the time of the issuance. Any such additional debt securities, together with all other outstanding debt securities of that series, will constitute a single series of debt securities under the applicable indenture. The indentures also do not limit Kennametal’s ability to incur other debt.

You should refer to the prospectus supplement relating to the particular series of debt securities for a description of the following terms of the debt securities offered thereby and by this prospectus:

•	the title of the debt securities of the series and whether they are senior debt or subordinated debt;

•	the aggregate principal amount of the debt securities of the series;

•	whether any debt securities of the series are to be issuable in permanent global form with or without coupons;

•	the date or dates on which the principal of the debt securities of the series is payable;

•	the price or prices at which the debt securities are being offered or the method of determining the prices;

•

the rate or rates at which the debt securities of the series will bear interest (including reset rates, if any, and the method by which such rates will be determined) and, if applicable to such series of debt securities, the basis points and United States Treasury rate(s) and any other rates or other methods to be used in calculating the reset rate;

•	the basis upon which interest will be calculated if other than on the basis of a 360-day year of twelve 30-day months;

•	the date or dates from which such interest will accrue;

•	the interest payment dates on which such interest will be payable and the regular record date for the interest payable;

•

the place or places where the principal of (and premium, if any) and interest on debt securities of the series will be payable and where Kennametal will maintain an office or agency where debt securities may be presented for registration of transfer or exchange and the place or places where notices and demands to or upon Kennametal may be made in respect of the debt securities or indentures;

•	the right of Kennametal, if any, to defer any payment of principal of, premium, or interest on the debt securities of the series, and the maximum length of any such deferral period;

•

the period or periods within which, the price or prices at which, the currency or currency units in which, and the terms and conditions upon which debt securities of the series may be redeemed, in whole or in part, at the option of Kennametal, pursuant to any sinking fund or otherwise;

•

the obligation, if any, of Kennametal to redeem or purchase debt securities of the series pursuant to any sinking fund or analogous provisions or at the option of a holder thereof and the period or periods within which the price or prices at which, the currency or currency units and the terms and conditions upon which debt securities of the series shall be redeemed or purchased;

•	provisions if any, granting special rights to holders of debt securities upon the occurrence of specified events;

•	if other than denominations of $1,000 and any integral multiple thereof, the denominations in which debt securities of the series shall be issuable;

•	if other than the principal amount thereof, the portion of the principal amount of debt securities of the series which shall be payable upon declaration of acceleration of the maturity thereof;

•	any additions, modifications or deletions in the events of default with respect to debt securities of the series, if any, other than those set forth in the Indentures;

•	whether the debt securities of any series will be subject to defeasance or covenant defeasance;

•

if other than dollars, the currency or currencies or units based on or related to currencies in which the debt securities of such series shall be denominated and in which payments or principal of, and any premium and interest on, such debt securities shall or may by payable;

•	additions, modifications or deletions of Kennametal’s covenants with respect to debt securities of the series, if any, other than those set forth in the indenture;

•	any index or indices used to determine the amount of payments of principal of any premium, if any, on such debt securities and the manner in which such amounts will be determined;

•	if other than the Trustee, the identity of the security registrar and any paying agent;

•	the appointment of a person as a Trustee with respect to debt securities of the series;

•	the terms and conditions of any obligation or right of Kennametal or a holder to exchange or convert debt securities into other debt securities;

•	the subordination provisions applicable to the debt securities, if any;

•

whether, under what circumstances and the currency in which Kennametal will pay any additional amounts on the debt securities as contemplated in the applicable indenture in respect of any tax, assessment or governmental charge and, if so, whether we will have the option to redeem the debt securities rather than pay such additional amounts (and the terms of any such option);

•	any other terms of the series (which terms shall not be inconsistent with the provisions of the applicable Indenture).

Unless otherwise specified in the applicable prospectus supplement, the debt securities will not be listed on any securities exchange and will be issued in fully-registered form without coupons.

Debt securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. The applicable prospectus supplement will describe the federal income tax consequences and special considerations applicable to any such debt securities. The debt securities may also be issued as indexed securities or securities denominated in foreign currencies, currency units or composite currencies, as described in more detail in the prospectus supplement relating to any of the particular debt securities. The prospectus supplement relating to specific debt securities will also describe any special considerations and certain additional tax considerations applicable to such debt securities.

Subordination

The prospectus supplement relating to any offering of subordinated debt securities will describe the specific subordination provisions, including the extent of subordination of payments by us of the principal of, premium, if any, and interest on such subordinated debt securities.

The Subordinated Indenture does not limit the issuance of additional senior indebtedness.

Certain Covenants

Except as set forth below or in any indenture supplemental to the indentures or in a board resolution establishing a series of securities under the indentures, the indentures will not:

•	limit the amount of indebtedness or lease obligations that may be incurred by us and our subsidiaries; or

•

contain provisions which would give holders of the debt securities the right to require us to repurchase their debt securities in the event of a decline in the credit rating of our debt securities resulting from a change in control, recapitalization or similar restructuring or in the case of any other event.

Consolidation, Merger and Sale of Assets

Kennametal may not consolidate, or merge with or into any other corporation, sell, assign, transfer, lease or otherwise dispose of all or substantially all of its properties and assets to any person in one transaction or a series of related transactions, unless among other things, (a) either Kennametal is the surviving person or the person formed by or resulting from any such consolidation or merger or the transferee of such properties and assets shall be a corporation, partnership or trust or other entity organized and existing under the laws of the United States, any state thereof or the District of Columbia and shall expressly assume by supplemental indenture, all of the obligations of Kennametal under the debt securities and the indenture and (b) immediately before and after giving effect to such transaction or series of related transactions, no event of default shall have occurred and be continuing.

Events of Default

The following events are defined in the indentures as “Events of Default”:

•	default in the payment of interest or any sinking fund payment on any debt securities of a series when due and payable and the default continues for 30 days;

•	default in the payment of principal of (or premium, if any, on), any debt securities of a series when due and payable at maturity, upon acceleration or redemption, by declaration or otherwise;

•

failure to observe or perform in any material respect any of Kennametal’s other covenants, warrants or agreements in any debt securities of a series or the indenture, and the failure to observe or perform continues for 90 days after notice by the trustee or the holders of 25% in aggregate principal amount of the outstanding debt securities of the series;

•

default in the payment at maturity or resulting from acceleration from a payment default of any indebtedness of Kennametal of $50 million or more under any other indenture, mortgage or instrument that is not cured or waived within 30 days after written notice to Kennametal sent by either the trustee or holders of 25% aggregate principal amount of the debt securities of the series outstanding;

•	certain events of bankruptcy, insolvency or reorganization; and

•	any other Event of Default provided with respect to any debt securities of a series in any supplemental indenture.

If an Event of Default shall occur and be continuing with respect to a series of debt securities, either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of such series (or such lesser amount as may be provided for in the debt securities of such series) may declare the unpaid principal of and any accrued interest to the date of acceleration on all the outstanding debt securities of such series to be due and payable immediately; provided that, in the case of an Event of Default involving certain events of bankruptcy, insolvency or reorganization, such acceleration is automatic. After such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of the outstanding debt securities of that series may, subject to certain conditions, rescind an acceleration and its consequences if (i) all existing Events of Default, other than the nonpayment of the principal and interest of the securities of that series that has become due solely by such declaration of acceleration, have been cured or waived, (ii) to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal that has become due otherwise than by such declaration of acceleration have been paid, (iii) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (iv) all payments due to the trustee and any predecessor trustee as required under the indenture have been made. Upon the acceleration of the maturity of original issue discount securities, an amount less than the principal amount thereof may become due and payable. Reference is made to the prospectus supplement relating to any original issue discount securities for the particular provisions relating to acceleration of maturity thereof.

The indentures provide that the trustee shall, after the occurrence of an Event of Default with respect to a particular series of debt securities, give notice of such default known to it to the holders of the debt securities within 30 days of its occurrence unless the Event of Default has been cured or waived; provided that the trustee may withhold such notice if such event of default is not a default in the payment of principal of (or premium, if any) or interest, and the Board, the executive committee or directors or the trustee in good faith determine that the withholding of such notice is in the interest of the holders of such securities of the series.

Kennametal will be required to deliver to the trustee a notice of default within 10 days of the occurrence of any default and an officer’s certificate setting forth the details of the default and the actions Kennametal proposes to take to cure such default.

No holder of any debt securities of any series shall have any right to institute any proceeding, judicial or otherwise, with respect to the indentures, or for the appointment of a receiver or trustee, or for any other remedy under the indentures unless:

•	such holder has previously given the trustee written notice of a continuing Event of Default;

•

the holders of not less than 25% of the outstanding principal amount of the debt securities of a series shall have made written request to the trustee for such series to institute proceedings in respect of such Event of Default;

•	the trustee shall have been offered reasonable indemnity against its costs, expenses and liabilities to be incurred in compliance with such request;

•	the trustee shall have failed to institute proceedings 60 days after the receipt of such notice, request and offer of indemnity; and

•

no direction inconsistent with such written request has been given to the trustee during the 60-day period by the holders of a majority in principal amount of the outstanding debt securities of such series.

However, a holder may bring a lawsuit to receive payment of the principal of (and premium, if any) and interest on such debt securities on the stated maturity date of any debt security.

The holders of a majority in principal amount of a particular series of debt securities outstanding will have the right, subject to certain limitations, to direct the time, method and place of conducting any proceeding for any remedy available to the trustee with respect to such series or exercising any trust or power conferred to the trustee; provided that such direction will not conflict with law or with the indenture, the trustee may take any other action deemed proper by it which is not inconsistent with such direction, and the trustee need not take any action which might involve the trustee in personal liability or be unduly prejudice to the holders not joining therein. The indentures provide that in case an Event of Default shall occur and be continuing and known to the trustee, the trustee shall exercise such of its rights and powers under the indentures, and use the same degree of care and skill in their exercise, as a prudent man would exercise or use under the circumstances in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indentures at the request of any of the holders of debt securities of a particular series unless they shall have offered to the trustee security or indemnity reasonably satisfactory to the trustee against the costs, expenses and liabilities which might be incurred by it in compliance with such request.

Discharge, Defeasance and Covenant Defeasance

Unless otherwise indicated to the contrary in the applicable prospectus supplement, Kennametal may discharge or defease its obligations under each indenture as set forth below.

Unless otherwise indicated in the applicable prospectus supplement, Kennametal may elect either (1) to defease and be discharged from any and all obligations with respect to the debt securities of or within any series (except for, among other things, the obligation to pay additional amounts, if any, upon the occurrence of certain events of taxation, assessment or governmental charge with respect to payments on debt securities of such series and other obligations to register the transfer or exchange of debt securities of such series, to replace temporary or mutilated, destroyed, lost or stolen debt securities, to maintain an office or agency with respect to the debt securities and to hold moneys for payment in trust), or (2) to be released from our obligations with respect to certain covenants applicable to the debt securities of or within any series of debt securities and any omission to comply with such obligations shall not constitute an Event of Default with respect to such series of debt securities upon the deposit with the indenture trustee, in trust for such purpose, of money and/or government obligations which through the payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any) or interest on such debt securities to maturity. As a condition to defeasance or covenant defeasance, Kennametal must, among other things, deliver to the trustee an opinion of counsel to the effect that the holders of such debt securities will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred. Such opinion of counsel, in the case of defeasance under clause (1) above, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable federal income tax law occurring after the date of the relevant indenture. In addition, in the case of either defeasance or covenant defeasance, Kennametal must deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent with respect to such defeasance or covenant defeasance have been complied with.

We may exercise our defeasance option with respect to such debt securities notwithstanding our prior exercise of our covenant defeasance option.

Modification and Waiver

Modification and amendments of the indentures may be made by Kennametal and the trustee with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding debt securities of each series affected thereby; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding debt security affected thereby:

•	change the stated maturity of the principal of, or any installment of principal of or interest on, any debt securities of any series;

•	reduce the principal amount of, or the rate of interest thereon or any premium payable upon the redemption of, debt securities of any series or extend the time for payment;

•	reduce the amount of the principal of an original issue discount debt security that would be due and payable upon a declaration of acceleration of the maturity thereof;

•	change the place of payment where, or the coin or currency in which, the principal of, or any premium or interest on, any debt security of any series is payable;

•	impair the right to institute suit for the enforcement of any such payment on or after the stated maturity of debt securities of any series;

•

reduce the percentage in principal amount of the outstanding of debt securities of any series, the consent of whose holders is required for any supplemental indenture or consent required for any waiver of compliance;

•	change the redemption provisions in a manner adverse to such holder; or

•	modify any of the above provisions.

The holders of at least a majority in aggregate principal amount of the debt securities of any series may, on behalf of the holders of all debt securities of such series, waive compliance with certain restrictive provisions of the applicable indenture. The holders of not less than a majority in aggregate principal amount of the outstanding debt securities of any series may, on behalf of the holders of all debt securities of such series, waive any past default and its consequences under the indenture with respect to the debt securities of such series, except a default:

•	in respect of the payment of principal of (or premium, if any), or interest on debt securities of such series; or

•	in respect of a covenant or provision of the indenture that cannot be modified or amended without the consent of the holder of each outstanding debt security of such series affected.

Notwithstanding the foregoing, without notice to or the consent of any holders of a series of the debt securities, Kennametal may enter into a supplemental indenture to evidence the succession of another corporation to the company and the assumption by any such successor of the covenants of the company in the indentures, to add covenants for the benefit of the holders, to add additional events of default, to secure the debt securities, to evidence the appointment of a successor trustee, to cure any ambiguity, defect or inconsistency or to correct or supplement any provision which may be inconsistent, to make any change that does not materially adversely affect the interests of the holders of the debt securities of such series.

The Subordinated Indenture may not be amended to alter the subordination of any outstanding subordinated debt securities without the consent of each holder of then outstanding senior indebtedness that would be adversely affected by such amendment.

Payment and Paying Agents

Unless otherwise indicated in the applicable prospectus supplement, payment of interest on a debt security on any interest payment date will be made to the person in whose name a debt security is registered at the close of business on the record date for such interest.

Unless otherwise indicated in the applicable prospectus supplement, principal, interest and premium on the debt securities of a particular series will be payable at the office of such paying agent or paying agents as Kennametal may designate for such purpose from time to time. Notwithstanding the foregoing, at Kennametal’s option, payment of any interest may be made by check mailed to the address of the person entitled thereto as such address appears in the security register.

Unless otherwise indicated in the applicable prospectus supplement, Kennametal will designate a paying agent to act as paying agent for payments with respect to debt securities of each series. All paying agents initially designated by Kennametal for the debt securities of a particular series will be named in the applicable prospectus supplement. Kennametal may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, except that Kennametal will be required to maintain a paying agent in each place of payment for the debt securities of a particular series.

All moneys paid by Kennametal to a paying agent for the payment of the principal, interest or premium on any debt security that remain unclaimed at the end of two years after such principal, interest or premium has become due and payable will be repaid to Kennametal upon request, and the holder of such debt security shall thereafter, as an unsecured general creditor, look only to Kennametal for payment thereof.

Denominations, Registrations and Transfer

Unless an otherwise indicated in the applicable prospectus supplement, debt securities of any series may be issued under a book-entry system in the form of one or more global securities. Each global security will be deposited with, or on behalf of, a depositary, which will be The Depository Trust Company, New York, New York (“DTC”). Global securities will be registered in the name of the Depositary or its nominee.

DTC has advised Kennametal that it is a limited purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of the New York banking law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations, some of which (and/or their representatives) own DTC. Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers, and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

Unless and until it is exchanged in whole or in part for debt securities in definitive registered form, a global security may not be transferred except as a whole by DTC for such global security to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any such nominee to a successor of DTC or a nominee of that successor.

The specific terms of DTC arrangement with respect to any debt securities of a series will be described in the relevant prospectus supplement. Kennametal anticipates that the following provisions will apply to all DTC arrangements.

Upon the issuance of a global security, DTC will credit on its book-entry registration and transfer system the respective principal amounts of the debt securities represented by that global security to the participants’ accounts. The accounts to be credited will be designated by the underwriters or agents with respect to the debt securities or by Kennametal if the debt securities are offered and sold directly by it. Ownership of beneficial interests in a global security will be limited to participants or persons that may hold interests through participants. Ownership of a participant’s interests in a global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC for that global security. Ownership of beneficial interests in a global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by participants or persons that hold interests through participants. The laws of some states require that some purchasers of securities take physical delivery of those securities in definitive form. These limits and laws may impair the ability to transfer beneficial interests in a global security.

So long as DTC or its nominee is the registered owner of a global security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the indenture. Except as set forth below, owners of beneficial interests in a global security will not be entitled to have debt securities of the series represented by a global security registered in their names, will not receive or be entitled to receive physical delivery of debt securities of that series in definitive form and will not be considered the owners or holders thereof under the indenture.

Principal, premium, if any, on and any interest payments on debt securities registered in the name of DTC or its nominee will be made to DTC or its nominee, as the case may be, as the registered owner of a global security representing the debt securities. None of Kennametal, the trustee, any paying agent or the security registrar for any debt securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global security or securities for the debt securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

Kennametal expects that DTC, upon receipt of any payment of principal, premium or interest, will credit immediately participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security or securities for the debt securities as shown on the records of DTC. Kennametal also expects that payments by participants to owners of beneficial interests in a global security or securities held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participants.

A holder of debt securities may only exchange a beneficial interest in a global security for certificated securities registered in the holder’s name if:

•

DTC notifies Kennametal that it is unwilling or unable to continue serving as the depositary for the relevant global securities or DTC ceases to maintain certain qualifications under the Exchange Act and no successor depositary has been appointed for 90 days; or

•	Kennametal determines, in its sole discretion (but subject to the procedures of DTC), that the global security shall be exchangeable.

Further, if Kennametal so specifies with respect to the debt securities of a series, an owner of a beneficial interest in a global security may, on terms acceptable to Kennametal, receive debt securities in definitive form. In that instance, an owner of a beneficial interest in a global security will be entitled to have debt securities of the series represented by that global security equal in principal amount to such beneficial interest registered in its name and will be entitled to physical delivery of those debt securities in definitive form.

Governing Law

The indentures and debt securities will be governed by, and construed in accordance with, the internal laws of the State of New York, without regard to its principles of conflicts of laws, except to the extent that the Trust Indenture Act is applicable, in which case the Trust Indenture Act will govern.

Concerning the Trustee

U.S. Bank National Association is the trustee under the Senior Indenture and Kennametal anticipates appointing U.S. Bank National Association as the trustee under the Subordinated Indenture and also as the paying agent, conversion agent, registrar and custodian with regard to the debt securities. The trustee or its affiliates may in the future provide banking and other services to us in the ordinary course of their respective businesses.

Conversion or Exchange Rights

The applicable prospectus supplement will describe the terms, if any, on which a series of debt securities may be convertible into or exchangeable for Kennametal common stock, preferred stock or other debt securities. These terms will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. These provisions may allow or require the number of shares of Kennametal common stock or other securities to be received by the holders of such series of debt securities to be adjusted.

Covenant Restrictions

Kennametal and Kennametal Europe GmbH, a Switzerland limited liability company and wholly-owned subsidiary of ours, are parties to an unsecured $700 million five-year, multi-currency, revolving credit facility, which was amended and restated in June 2018 (the “Credit Facility”) with Bank of America, N.A., London Branch (as Euro Swingline Lender), PNC Bank, National Association and JPMorgan Chase Bank, N.A. (as Co-Syndication Agents), Citizens Bank of Pennsylvania, The Bank of Tokyo-Mitsubishi UFJ Trust Company and Mizuho Bank, Ltd. (as Co-Documentation Agents), Bank of America, N.A. (as the Administrative Agent), and the other lenders thereto.

The Credit Facility contains financial and operating covenants, including restrictions on our ability to, among other things, incur additional debt, make advances and investments, create, incur or permit the existence of certain liens, and make loans or guarantees, and requires us to achieve and maintain certain financial ratios, including a minimum consolidated interest coverage ratio and a maximum consolidated leverage ratio and to grant security in limited circumstances.

Securities issued by us in the future, including debt securities, and future credit agreements may contain various restrictive covenants similar or in addition to the covenants described above.

DESCRIPTION OF WARRANTS

We may issue warrants to our stockholders to purchase shares of our common stock, preferred stock and/or debt securities. We may offer warrants separately or together with one or more additional warrants, debt securities, common stock, preferred stock, rights or purchase contracts, or any combination of those securities in the form of units, as described in the applicable prospectus supplement. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with the certificates relating to the rights of the series of certificates and will not assume any obligation or relationship of agency or trust for or with any holders of rights certificates or beneficial owners of rights.

The applicable prospectus supplement will describe the terms of the warrants in respect of which this prospectus is being delivered including, to the extent applicable, the following:

•	the specific designation and aggregate number of, and the price at which we will issue, the warrants;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	the designation, amount and terms of the securities purchasable upon exercise of the warrants;

•	the exercise price for shares of our common stock and the number of shares of common stock to be received upon exercise of the warrants;

•	the exercise price for shares of our preferred stock, the number of shares of preferred stock to be received upon exercise, and a description of that series of our preferred stock;

•	the exercise price for our debt securities, the amount of debt securities to be received upon exercise, and a description of that series of debt securities;

•

the date on which the right to exercise the warrants will begin and the date on which that right will expire or, if you may not continuously exercise the warrants throughout that period, the specific date or dates on which you may exercise the warrants;

•

whether the warrants will be issued in fully registered form or bearer form, in definitive or global form or in any combination of these forms, although, in any case, the form of a warrant included in a unit will correspond to the form of the unit and of any security included in that unit;

•	any applicable material U.S. federal income tax consequences;

•	the identity of the warrant agent for the warrants and of any other depositaries, execution or paying agents, transfer agents, registrars or other agents;

•	the proposed listing, if any, of the warrants or any securities purchasable upon exercise of the warrants on any securities exchange;

•	the date from and after which the warrants and the common stock, preferred stock and/or debt securities will be separately transferable;

•	the minimum or maximum amount of the warrants that may be exercised at any one time;

•	information with respect to book-entry procedures, if any;

•	the anti-dilution provisions of the warrants, if any;

•	any redemption or call provisions;

•	whether the warrants may be sold separately or with other securities as parts of units; and

•	any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Warrant Agent

The warrant agent for any warrants we offer will be set forth in the applicable prospectus supplement.

DESCRIPTION OF PURCHASE CONTRACTS

We may issue purchase contracts, including contracts obligating holders to purchase from us, and for us to sell to holders, a specific or variable number of our debt securities, shares of common stock, preferred stock, warrants or rights, or securities of an entity unaffiliated with us, or any combination of the above, as described in the applicable prospectus supplement. Alternatively, the purchase contracts may obligate us to purchase from holders, and obligate holders to sell to us, a specific or variable number of our debt securities, shares of common stock, warrants, rights or other property, or any combination of the above. The price of the securities or other property subject to the purchase contracts may be fixed at the time the purchase contracts are issued or may be determined by reference to a specific formula described in the purchase contracts. We may issue purchase contracts separately or as a part of units each consisting of a purchase contract and one or more of our other securities described in this prospectus or securities of third parties, including U.S. Treasury securities, securing the holder’s obligations under the purchase contract. The purchase contracts may require us to make periodic payments to holders or vice versa and the payments may be unsecured or pre-funded on some basis. The purchase contracts may require holders to secure the holder’s obligations in a manner specified in the applicable prospectus supplement.

The applicable prospectus supplement will describe the terms of any purchase contracts in respect of which this prospectus is being delivered, including, to the extent applicable, the following:

•

whether the purchase contracts obligate the holder or us to purchase or sell, or both purchase and sell, the securities subject to purchase under the purchase contract, and the nature and amount of each of those securities, or the method of determining those amounts;

•	whether the purchase contracts are to be prepaid;

•	whether the purchase contracts are to be settled by delivery, or by reference or linkage to the value, performance or level of the securities subject to purchase under the purchase contract;

•	any acceleration, cancellation, termination or other provisions relating to the settlement of the purchase contracts;

•	any applicable U.S. federal income tax considerations; and

•	whether the purchase contracts will be issued in fully registered or global form.

DESCRIPTION OF UNITS

We may issue units consisting of common stock, preferred stock, one or more debt securities, warrants, rights or purchase contacts for the purchase of common stock, preferred stock and/or debt securities in one or more series, in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each security included in the unit. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

We will describe in the applicable prospectus supplement the terms of the series of units being offered, including:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any provisions of the governing unit agreement that differ from those described below; and

•	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units.

The provisions described in this section, as well as those set forth in any prospectus supplement or as described under “Description of Capital Stock,” “Description of Debt Securities,” “Description of Warrants,” “Description of Rights” and “Description of Purchase Contracts” will apply to each unit, as applicable, and to any common stock, debt security, warrant, right or purchase contract included in each unit, as applicable.

DESCRIPTION OF DEPOSITARY SHARES

As specified in the applicable prospectus supplement, we may issue fractional interests in shares of Preferred Stock, rather than full shares of Preferred Stock, containing such rights and subject to such terms and conditions as we may specify. If we exercise that option, we will provide for a depositary to issue receipts for depositary shares, each of which will represent a fractional interest in a share of Preferred Stock. The shares of Preferred Stock underlying the depositary shares will be deposited under a separate deposit agreement between us and a bank or trust company depositary that has its principal office in the United States.

PLAN OF DISTRIBUTION

Kennametal may sell our securities in one or more of the following ways (or in any combination) from time to time:

•	to or through underwriters or dealers;

•	directly to a limited number of purchasers or to a single purchaser; or

•	through agents.

The applicable prospectus supplement will contain the terms of the offering of the securities, including:

•	the name or names of any underwriters, dealers or agents and the respective amounts underwritten or purchased by them;

•	the purchase price of such securities

•	the proceeds to be received by Kennametal, if any;

•	any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which the securities may be listed.

Any dealers and agents, in addition to any underwriter, participating in the distribution of the securities may be deemed to be underwriters within the meaning of the Securities Act, and compensation received by them on resale of the securities may be deemed to be underwriting discounts.

Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

If we use underwriters in the sale of any securities in respect of which this prospectus is being delivered, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including:

•	negotiated transactions;

•	at a fixed public offering price or prices or at varying prices determined by the underwriters at the time of sale;

•	at market prices prevailing at the time of sale; or

•	at prices related to prevailing market prices.

Unless otherwise stated in the applicable prospectus supplement, the obligations of the underwriters to purchase any securities will be conditioned on customary closing conditions and the underwriters will be obligated to purchase all of such series of securities, if any are purchased.

We may sell the securities through agents from time to time. The prospectus supplement will name any agent involved in the offer or sale of the securities and any commissions we pay to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment.

We may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the securities from Kennametal at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we pay for solicitation of these contracts.

Underwriters, dealers and agents may be entitled under agreements entered into with Kennametal to indemnification by Kennametal against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the underwriters, dealers and agents may be required to make. The terms and conditions of any indemnification or contribution will be described in the applicable prospectus supplement.

Underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for Kennametal, our subsidiaries and our affiliates in the ordinary course of business.

Each series of securities other than the Common Stock, which is listed on the New York Stock Exchange, will be a new issue of securities and will have no established trading market. We may elect to list any series of securities on an exchange, but, unless otherwise specified in the applicable prospectus supplement, we are not obligated to do so.

Any underwriter may engage in overallotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Overallotment involves sales in excess of the offering size which creates a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

The place and time of delivery for securities will be set forth in the prospectus supplement for such securities.

WHERE YOU CAN FIND MORE INFORMATION

Kennametal is subject to the informational requirements of the Exchange Act and, in accordance therewith, files annual, quarterly and current reports, proxy statements and other information with the SEC. Kennametal’s SEC filings are available at the website maintained by the SEC at www.sec.gov or on Kennametal’s website at www.kennametal.com. We have included our website address as an inactive textual reference only. Information on, or accessible through, our website is not incorporated by reference into this registration statement or prospectus or any accompanying prospectus supplement.

This prospectus is part of a registration statement on Form S-3 we filed with the SEC to register the Kennametal securities we may offer and sell from time to time pursuant to this prospectus and any accompanying prospectus. As allowed by SEC rules, this prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement. You may obtain copies of the Form S-3 and exhibits in the manner described above.

Incorporation of SEC Filings

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus. This prospectus incorporates by reference the documents set forth below that Kennametal has previously filed with the SEC (excluding any portions of such documents that have been “furnished” but not filed for purposes of the Exchange Act).

•	Kennametal’s Annual Report on Form 10-K for the fiscal year ended June 30, 2020 filed with the SEC on August 20, 2020;

•

Portions of Kennametal’s Proxy Statement on Schedule 14A filed with the SEC on September 16, 2019, that are incorporated by reference into Part III of our Annual Report on Form 10-K for the fiscal year ended June 30, 2019;

•	The description of Kennametal’s common stock contained in the Current Report on Form 8-K dated July 8, 2009 and any subsequently filed amendments and reports updating such description; and

•

All future filings made by Kennametal pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act with the SEC from the date of this prospectus until the offering of all of the securities covered by a particular prospectus supplement have been completed, other than any information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K unless we specifically state in such Current Report that such information is to be considered “filed” under the Exchange Act or we incorporate it by reference into a filing under the Securities Act or the Exchange Act.

We will provide to each person to whom a copy of this prospectus is delivered, including any beneficial owner, upon the written or oral request of such person, without charge, a copy of any or all of the documents that are incorporated by reference into this prospectus (other than certain exhibits). Requests should be directed to: Kennametal Inc. 525 William Penn Place, Suite 3300, Pittsburgh, Pennsylvania 15219, Attention: General Counsel, (412) 248-8000.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein, in any other subsequently filed document that also is or is deemed to be incorporated by reference herein or in any accompanying prospectus supplement, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified and superseded, to constitute a part of this prospectus.

Any statement made in this prospectus concerning the contents of any contract, agreement or other document is only a summary of the actual contract, agreement or other document. If we have filed or incorporated by reference any contract, agreement or other document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement regarding a contract, agreement or other document is qualified by reference to the actual document.

LEGAL MATTERS

Reed Smith LLP, Pittsburgh, Pennsylvania and New York, New York, will pass upon the validity of the securities to be offered by this prospectus. Certain legal matters with respect to the offered securities will be passed upon for any underwriters, dealers or agents by counsel identified in the related prospectus supplement.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended June 30, 2020 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

$300,000,000

2.800% Senior Notes due 2031

PROSPECTUS    SUPPLEMENT

Active Joint Book-Running Managers

BofA Securities	J.P. Morgan

Passive Joint Book-Running Manager

PNC Capital Markets LLC

Senior Managers

Citizens Capital Markets	Mizuho Securities	MUFG

Co-Managers

ING	HSBC	COMMERZBANK	US Bancorp

February 8, 2021